Registration No. 024-_________

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Gen 2 Technologies Inc.
(Exact name of issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

411 Eastgate Road, Suite A,

Henderson, Nevada 89001

(702) 572-8050

shareholder@brkincorporated.com

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

3089	26-2840468
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 240,000 shares

This is a public offering of shares of common stock of Gen 2 Technologies Inc.

The offering price will be at a fixed price between $25.00 and $40.00, to be determined at the time of qualification. The end date of the offering will be exactly 180 days from the date the Amended Offering Circular is qualified by the Securities and Exchange Commission (unless extended by the Company, in its own discretion, for up to another 90 days). For more information please reference to our “Plan of Distribution” herein.

Our common stock currently trades on the Pink tier of the OTC Markets Group, Inc. (the “OTC Markets”) under the symbol “BRKK” and the closing price of our common stock on October 13, 2020 was $8.40. Our common stock currently trades on a sporadic and limited basis.

	Price to public	Underwriting discount and commissions	Proceeds to Issuer	Proceeds to other persons
Per share/unit*:	$32.50	N/A	$32.50	N/A
Total	$32.50	N/A	$32.50	N/A

*The Price per share is based upon the instructions to for Item 4 of Part 1 of Form 1-A which requires that if a price range is included in the offering statement, the midpoint of that range must be used to calculate aggregate offering price.

See “Risk Factors” to read about factors you should consider before buying shares of common stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular October ____, 2020

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Gen 2 Technologies Inc.

Our Company

Gen 2 Technologies Inc., a Nevada corporation (the “Company”), was incorporated in the State of Nevada on May 22, 2008. At the date of formation until May 6, 2016, our business focused on technology related to the manufacture of equipment and the sale of kits for the repair of ripped vertical blinds. On May 6, 2016, we acquired a patent application and related technology for a helmet camera system, designed to wirelessly transmit video images from a small, mobile camera to live broadcast, which technology has subsequently been used by major sports broadcasters, as discussed below.

Brian Keasberry acted as our President and Chief Executive Officer, Secretary, Treasurer, and Director from the date of our incorporation on May 22, 2008, until July 14, 2017, when he resigned as a director and President and Chief Executive Officer (but remains as Secretary and Treasurer), and simultaneously appointed Daniel Serruya as our President and Chief Executive Officer and a director. Christopher Stramacchia acted as a director and our Chief Technology Officer from August 17, 2016, until his resignations from such positions on February 28, 2017. Gary Shields was appointed Chief Technology Officer on November 1, 2017. Our board of directors currently consists solely of Daniel Serruya.

Pursuant to the terms and conditions of a Patent Assignment and Technology Transfer Agreement (the “Patent Assignment and Technology Transfer Agreement”), dated May 6, 2016, by and between Gen 2 Technologies Inc., a Nevada corporation (the “Company”) and iSee Automation Inc., a federal Canada corporation (“iSee Automation”), the Company purchased U.S. Patent Application No. 15/079,847, “Helmet System” (the “Patent”) and related technology for a helmet camera system, including intellectual property covered by the Patent. The Patent covers technology designed to wirelessly transmit video images from a small, mobile camera to live broadcast (the “Helmet Camera and Broadcast Technology”).

Pursuant to the terms and conditions of the Patent Assignment and Technology Transfer Agreement, the Company issued 5,000,000 shares of common stock to iSee Automation.

In connection with the acquisition of the Patent, the Company then changed the focus of its business to the Helmet System.

Our Helmet System was a camera and broadcast system comprised of cameras and microprocessors or computers, with associated software for robot guided automations systems. Our Helmet System was the first of its kind that can wirelessly broadcast events, such as sports, through a camera circuit board, as used and demonstrated at (i) the 2017 NHL Centennial Classic, (ii) 2016 World Cup of Hockey, (iii) the 2016 NHL All-star Game in Nashville, Tennessee, (iv) the 2016 Memorial Cup, (v) the 2016 Tim Hortons NHL Heritage Classic, and (vi) the 2017 Winter Classic, broadcast on NBC. Additionally, our Helmet System has been used by Sportsnet, a division of Rogers Media and the official broadcaster of the NHL in Canada.

In 2019, following an extensive review of products in the market, technologies available, and related patents, a new picture and direction was developed where improvements to the legacy Helmet System could be made and what might be the next evolution, Gen 2, of live-action sports broadcasting and advanced camera-based content capture and distribution systems.

We believe that if we are to raise monies up to $6,000,000 to execute our business plan over the next 12 months that we will be successful in returning value to our investors. The funds raised in this offering, even assuming we sell all the shares being offered, may be insufficient to commercialize our business strategy, but we believe that by raising funds we will be better able to bring our existing products to market and develop new action camera products and software for which there is already demand in the marketplace.

On September 20, 2019, the Company increased its number of authorized shares to 5,001,000,000 of which 5,000,000,000 common shares and 1,000,000 preferred shares all par value $0.001. Subsequently, on March 30, 2020, the Company effected a 1-for-1,000,000 reverse split of its issued and outstanding common stock. All factional shares as a result of the 1-for-1,000,000 stock split, were rounded up to 100 whole shares. Also, the Company reduced the number of authorized shares to 5,000,000 common and 1,000,000 preferred.

On September 23, 2020, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada, effecting a change of our name from BRK, Inc. to Gen 2 Technologies Inc.

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REGULATION A+

We are offering our shares of common stock pursuant rules adopted by the Securities and Exchange Commission (the “SEC”) mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer up to $50 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we will be required to publicly file annual, semiannual, and current event reports with the SEC after the qualification of the offering statement of which this Offering Circular forms a part.

The Offering

Common Stock we are offering	Up to a Maximum 240,000 shares of common stock at a price between $25.00 and $40.00 per share for a sum total of $6,000,000.

Common Stock outstanding before this offering	791,695 outstanding.

Use of Proceeds

The funds raised per this offering will be utilized in working capital, expanded marketing here in the United States as well as developing action camera products. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, however, we may engage various securities brokers to place shares in this offering with investors on a commission basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in the state of New York. However, in the event that management is unsuccessful in raising the required funds in New York, the Company may file a post qualification amendment to include additional jurisdictions that Management has determined to be in the best interest of the Company for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

Risk Related to our Company and our Business

We may require additional funds in the future to achieve our current business strategy and our inability to obtain funding may cause our business to fail.

We may need to raise additional funds through public or private debt or equity sales in order to fund our future operations and fulfill contractual obligations in the future. These financings may not be available when needed. Even if these financings are available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to implement our current business plan and develop our products, and as a result, could require us to diminish or suspend our operations and possibly cease our existence.

Even if we are successful in raising capital in the future, we will likely need to raise additional capital to continue and/or expand our operations. If we do not raise the additional capital, the value of any investment in our Company may become worthless. In the event we do not raise additional capital from conventional sources, it is likely that we may need to scale back or curtail implementing our business plan.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays that we may encounter because we are a small developing company. As a result, we may not be profitable, and we may not be able to generate sufficient revenue to develop as we have planned.

We were incorporated in the State of Nevada on May 22, 2008. We have no significant assets or financial resources. The likelihood of our success must be considered in light of the expenses and difficulties in development of clients nationally and internationally, recruiting and keeping clients and obtaining financing to meet the needs of our plan of operations. Since we have a limited operating history, we may not be profitable and we may not be able to generate sufficient revenues to meet our expenses and support our anticipated activities.

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We are an early stage company with an unproven business strategy and may never be able to fully implement our business plan or achieve profitability.

We are at an early stage of development of our operations as a company. We have only recently started to operate business activities and have not generated revenue from such operations. A commitment of substantial resources to conduct time-consuming research in many respects will be required if we are to complete the development of our company into one that is more profitable. There can be no assurance that we will be able to fully implement our business plan at reasonable costs or successfully operate. We expect it will take several years to implement our business plan fully, if at all.

Our limited operating history makes it difficult for us to accurately forecast net sales and appropriately plan our expenses.

We have a limited operating history in the action camera industry. As a result, it is difficult to accurately forecast our net sales and plan our operating expenses. We base our current and future expense levels on our operating forecasts and estimates of future net sales. Net sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive, which are uncertain. Some of our expenses are fixed, and, as a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in net sales. This inability could cause our net income in a given quarter to be lower than expected.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

Because we are small and do not have much capital, our marketing campaign may not be enough to attract sufficient clients to operate profitably. If we do not make a profit, we will suspend or cease operations.

Due to the fact we are small and do not have much capital, we must limit our marketing activities and may not be able to make our product known to potential customers. Because we will be limiting our marketing activities, we may not be able to attract enough customers to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

We expect our quarterly financial results to fluctuate.

We expect our net sales and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

•	Demand for our products;
•	Our ability to obtain and retain existing customers or encourage repeat purchases;
•	Our ability to manage our product inventory;
•	General economic conditions;
•	Advertising and other marketing costs;
•	Costs of creating and expanding product lines.

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of public market analysts and investors.

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Our future success is dependent, in part, on the performance and continued service of our President and CEO. Without his continued service, we may be forced to interrupt or eventually cease our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of our President and CEO. The loss of his services would delay our business operations substantially.

Our current officers and sole director do not have experience in the action camera business.

Although our officers and sole director have extensive business experience, they do not have extensive experience in the action camera product business or retail business. Therefore, without industry-specific experience, their business experience may not be enough to effectively start-up and maintain a sports camera product company. As a result, the implementation of our business plan may be delayed, or eventually, unsuccessful.

If our President and Director, should resign or die, we will not have a Chief Executive Officer which could result in our operations suspending. If that should occur, you could lose your investment.

We are extremely dependent on the services of our president and director, Daniel Serruya, for the future success of our business. The loss of the services of Mr. Serruya could have an adverse effect on our business, financial condition and results of operations. If he should resign or die, we will not have a chief executive officer. If that should occur, until we find another person to act as our chief executive officer, our operations could be suspended. In that event it is possible you could lose most if not all of your entire investment.

If we cannot effectively increase and enhance our sales and marketing capabilities, we may not be able to increase our revenues.

We need to further develop our sales and marketing capabilities to support our commercialization efforts. If we fail to increase and enhance our marketing and sales force, we may not be able to enter new or existing markets. Failure to recruit, train and retain new sales personnel, or the inability of our new sales personnel to effectively market and sell our products, could impair our ability to gain market acceptance of our products.

Our current Treasurer, Corporate Secretary, and Director, Brian Keasberry, beneficially owns approximately or has the right to vote on 1.99% of our outstanding common stock and 100% Series A Preferred Stock, which counts for 53.28% of the total voting rights of the common stock. As a result, he has a substantial voting power in all matters submitted to our stockholders for approval including:

•	Election of our board of directors;
•	Removal of any of our directors;
•	Amendment of our Certificate of Incorporation or bylaws;
•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of his ownership and position, Mr. Keasberry is able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by him could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in our company may decrease. Mr. Keasberry’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

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Our growth will place significant strains on our resources.

The Company is currently in the exploration stage, with only limited operations, and has not generated any revenue since inception in May 11, 2008. The Company’s growth, if any, is expected to place a significant strain on the Company’s managerial, operational and financial resources. Moving forward, the Company’s systems, procedures or controls may not be adequate to support the Company’s operations and/or the Company may be unable to achieve the rapid execution necessary to successfully implement its business plan. The Company’s future operating results, if any, will also depend on its ability to add additional personnel commensurate with the growth of its operations, if any. If the Company is unable to manage growth effectively, the Company’s business, results of operations and financial condition will be adversely affected.

As a publicly reporting company, we will continue to incur significant costs in staying current with reporting requirements. Additionally, the lack of an internal audit group may result in material misstatements to our financial statements and ability to provide accurate financial information to our shareholders.

Our directors and other future personnel will need to devote a substantial amount of time to compliance initiatives to maintain reporting status. Moreover, these rules and regulations, that are necessary to remain as an OTC Markets alternative reporting company, will be costly as an external third-party consultant(s), attorney, or firm, may have to assist in some regard to following the applicable rules and regulations for each filing on behalf of the company.

We currently do not have an internal audit group, and we will eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting. Additionally, due to the fact that we only have two officers and one Director, who have minimal experience as an officer or Director of a reporting company, such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders.

Moreover, if we are not able to comply with the requirements or regulations as an SEC reporting company, in any regard, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our directors lack experience in and with the reporting and disclosure obligations of publicly-traded companies.

Cumulatively, our directors lack experience in and with the reporting and disclosure obligations of publicly-traded companies and with serving as an officer or Director of a publicly-traded company. Such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Consequently, our operations, future earnings and ultimate financial success could suffer irreparable harm due to our officer and director’s ultimate lack of experience in our industry and with publicly-traded companies and their reporting requirements in general. Additionally, due to the fact that our sole officer and director is lacking experience with companies in our industry, we may be unable to successfully implement our business plan, and/or manage our future growth if any. Our two officers and one director do not currently believe that his outside employment affects the day to day operations of the Company. While the Company believes that the time and resources that our sole officer and director is able to provide to the Company, and/or which they may be willing to provide to us in the future is sufficient, our operations and growth (if any) may be adversely affected by the fact that our sole officer and director is only able to provide a limited number of hours of service to the Company per week and/or his outside employment.

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Risks Relating to the Company’s Securities

We may in the future issue additional shares of our common stock, which may have a dilutive effect on our stockholders.

Our Articles of Incorporation authorizes the issuance of 5,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, one share of which is designated as Series A Preferred Stock, par value $0.001 per share. 791,695 share of common stock is issued and outstanding. The future issuance of our common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any shares of common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

We may be required to amend our Articles of Incorporation to increase our amount of Authorized Shares in order to successfully complete the offering.

We may be required to sell a greater number of shares than is currently authorized to reach our target capital raise, depending on the offering price of our shares upon qualification. In such a case, we would be required to obtain a consent of a majority of our shareholders to increase the amount of shares we are authorized to issue.

We do not currently intend to pay dividends on our common stock and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

State Securities Laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell Shares.

Secondary trading in our common stock may not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock cannot be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to Gen 2 Technologies Inc. and held in our corporate bank account if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

Our President, Daniel Serruya, does not have substantial prior experience conducting a best effort offering, and our best effort offering does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to commence and sustain our business and our investors may lose their entire investment.

Our president does not have any experience conducting a best-effort offering. Consequently, we may not be able to raise the funds needed to commence business operations. Also, the best effort offering does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our business will suffer, and your investment may be materially adversely affected. Our inability to successfully conduct a best-effort offering could be the basis of your losing your entire investment in us.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our President, who will receive no commissions. There is no guarantee that he will be able to sell any of the shares. Unless he is successful in selling all of the shares of our Company’s offering, we may have to seek alternative financing to implement our business plan.

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Our directors have minimal experience managing a public company, which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting.

Our directors have minimal experience managing a public company, which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required for a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

Our management has a limited experience operating a public company and is subject to the risks commonly encountered by early-stage companies.

Although Gen 2 Technologies Inc. has some experience in operating small companies, current management has not had to manage expansion while being a public company. Many investors may treat us as an early-stage company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

•	risks that we may not have sufficient capital to achieve our growth strategy;
•	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;
•	risks that our growth strategy may not be successful; and
•	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

We have a history of operating losses and we may need additional financing to meet our future long-term capital requirements.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. As of July 31, 2020, we had a operating loss of $476,046, and an accumulated deficit of $2,013,969. We have not achieved profitability on an annual basis. We may not be able to reach a level of revenue to achieve profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

We may need significant additional capital, which we may be unable to obtain.

We may need to obtain additional financing over time to fund operations. Our management cannot predict the extent to which we will require additional financing and can provide no assurance that additional financing will be available on favorable terms or at all. The rights of the holders of any debt or equity that may be issued in the future could be senior to the rights of common shareholders, and any future issuance of equity could result in the dilution of our common shareholders’ proportionate equity interests in our company. Failure to obtain financing or an inability to obtain financing on unattractive terms could have a material adverse effect on our business, prospects, results of operation and financial condition.

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Our resources may not be sufficient to manage our potential growth, and failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our potential future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing and sales staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. To the extent we acquire businesses, we will also need to integrate and assimilate new operations, technologies and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address possible acquisitions of business, products, or rights, and potential internal growth to handle licensing and research activities. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Our current personnel, systems, procedures and controls may not adequately support future operations. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which would have a material and adverse effect on us.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. Aside from one provisional patent pending, U.S. Application No. 62/967,180, we currently do not have any patents pending; thus, we cannot assure you that we will be able to control all of the rights for all of our intellectual property. If we rely on patent protection, as well as a combination of copyright, trade secret and trademark laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology, including our licensed technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive. Competitors may be able to design around our patents or develop products which provide outcomes which are comparable or even superior to ours. Steps that we have taken to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with some of our officers, employees, consultants and advisors, may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In the event a competitor infringes upon our licensed or pending patent or other intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management’s attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents rights against a challenge. The failure to obtain patents and/or protect our intellectual property rights could have a material and adverse effect on our business, results of operations and financial condition.

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We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to products we develop. Whether a product infringes a patent or misappropriates other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Our potential competitors may assert that some aspect of our product infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents upon which our products could infringe. There also may be existing patents or pending patent applications of which we are unaware upon which our products may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe them, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties

We may not be successful in the implementation of our business strategy or our business strategy may not be successful, either of which will impede our development and growth.

Our business strategy involves the development and sale of sports camera and related products and services. Our ability to implement this business strategy is dependent on our ability to:

•	establish brand recognition and customer loyalty; and
•	manage growth in administrative overhead costs during the initiation of our business efforts.

We do not know whether we will be able to continue successfully implementing our business strategy or whether our business strategy will ultimately be successful. In assessing our ability to meet these challenges, a potential investor should take into account our limited operating history and brand recognition, our management’s relative inexperience, the competitive conditions existing in our industry and general economic conditions. Our growth is largely dependent on our ability to successfully implement our business strategy. Our revenues may be adversely affected if we fail to implement our business strategy or if we divert resources to a business that ultimately proves unsuccessful.

Product defects or errors in our products could harm our reputation, result in significant costs to us and impair our ability to sell our products, which would harm our operating results.

Our products may contain undetected defects or problems when first introduced or as new products are released, which could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our products in the future. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating results.

Litigation may harm our business.

Substantial, complex or extended litigation could cause us to incur significant costs and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, competitors or others could be very costly and substantially disrupt our business. Disputes from time to time with such companies, organizations or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or on terms favorable to us. Unexpected results could cause us to have financial exposure in these matters. We currently do not have any financial reserves or insurance coverage. Any litigation could require us to provide additional reserves to address these liabilities, therefore impacting profits.

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If we fail to develop new products successfully, our business could be adversely affected.

We depend on Daniel Serruya, our Chief Executive Officer, and Gary Shields, our Chief Technical Officer, to develop new products, control our manufacturing processes, process orders, manage inventory, process and bill shipments and collect cash from our customers, respond to customer inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment, and record and pay amounts due vendors and other creditors. If we were to experience a prolonged disruption in our information systems that involve interactions with customers and suppliers, it could result in the loss of sales and customers and/or increased costs, which could adversely affect our overall business operation.

We may be subject to Government laws and regulations particular to our operations with which we may be unable to comply.

We may not be able to comply with all current and future government regulations which are applicable to our business. Our business operations are subject to all government regulations normally incident to conducting business (e.g., occupational safety and health acts, workmen’s compensation statutes, unemployment insurance legislation, income tax, and social security laws and regulations, environmental laws and regulations, consumer safety laws and regulations, etc.) as well as to governmental laws and regulations applicable to small public companies and their capital formation efforts within the United States. Although we will make every effort to comply with applicable laws and regulations, we can provide no assurance of our ability to do so, nor can we predict the effect of those regulations on our proposed business activities. Our failure to comply with material regulatory requirements would likely have an adverse effect on our ability to conduct our business and could result in our cessation of active business operations.

Any failure to maintain adequate general liability, commercial and service liability insurance could subject us to significant losses of income.

We do not currently carry general liability, service liability and commercial insurance, and therefore, we have no protection against any general, commercial and/or service liability claims. Any general, commercial and/or service liability claims will have a material adverse effect on our financial condition. There can be no assurance that we will be able to obtain insurance on reasonable terms when we are able to afford it.

Our revenue growth rate depends primarily on our ability to execute our business plan.

We may not be able to identify and maintain the necessary relationships within our industry. Our ability to execute our business plan also depends on other factors, including the ability to:

1.	Negotiate and maintain contracts and agreements with acceptable terms;
2.	Hire and train qualified personnel;
3.	Maintain marketing and development costs at affordable rates; and,
4.	Maintain an affordable labor force.

A decline in general economic condition could lead to reduced consumer traffic and could negatively impact our business operation and financial condition, which could have a material adverse effect on our business, financial condition and results of operations.

Our operating and financial performance may be adversely affected by a variety of factors that influence the general economy. Consumer spending habits are affected by, among other things, prevailing economic conditions, levels of unemployment, salaries and wage rates, prevailing interest rates, income tax rates and policies, consumer confidence and consumer perception of economic conditions. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. In the event of an economic slowdown, consumer spending habits could be adversely affected, and we could experience lower net sales than expected on a quarterly or annual basis which could have a material adverse effect on our business, financial condition and results of operations.

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The company’s ability to expand its operations will depend upon the company’s ability to raise significant additional financing as well as to generate income.

Developing our business may require significant capital in the future. To meet our capital needs, we expect to rely on our cash flow from operations and, potentially, third-party financing. Third-party financing may not, however, be available on terms favorable to us, or at all. Our ability to obtain additional funding will be subject to various factors, including market conditions, our operating performance, lender sentiment and our ability to incur additional debt. These factors may make the timing, amount, terms and conditions of additional financings unattractive. Our inability to raise capital could impede our growth.

If we fail to maintain the value of our brand, our sales are likely to decline.

Our success depends on the value created by Gen 2 Technologies Inc. Maintaining, promoting and positioning our brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality customer experience. Our brand could be adversely affected if we fail to achieve these objectives or if our public image or reputation were to be tarnished by negative publicity. Any of these events could result in a decrease in sales and market share.

Any acquisitions that we make could disrupt our business and harm our financial condition.

We expect to evaluate potential strategic acquisitions of complementary businesses, products or technologies from time to time. We may also consider joint ventures and other collaborative projects. We may not be able to identify appropriate acquisition candidates or strategic partners of any businesses, products or technologies. Furthermore, the integration of any acquisition and management of any collaborative project may divert management’s time and resources from our core business and disrupt our operations. If we decide to expand our product offerings beyond our current products, we may spend time and money on projects that do not increase our sales. Any cash acquisition we pursue would diminish the cash available to us for other uses, and any stock acquisition would dilute our stockholders’ ownership. While we, from time to time, evaluate potential collaborative projects and acquisitions of businesses, products and technologies, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with respect to any future acquisitions or collaborative projects.

Strong competition in the action camera industry could decrease our market share.

The action camera industry is highly competitive. We compete with various corporations and business entities with business plans comparable to our own. In addition, some of our competitors may have substantially greater name recognition and financial and other resources than we have, which may enable them to compete more effectively for the available market share. We also expect to face increased competition as a result of new entrants to the action camera industry, we may not be able to compete successfully against current or future competitors and may face competitive pressures that could adversely affect our business or results of operations.

Risks Related to the Securities Markets and Ownership of our Equity Securities

Our shares of common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically traded on the Pink tier of the OTC Markets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

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The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

•	our ability to integrate operations, technology, products and services;
•	our ability to execute our business plan;
•	operating results below expectations;
•	our issuance of additional securities, including debt or equity or a combination thereof;
•	announcements of technological innovations or new products by us or our competitors;
•	loss of any strategic relationship;
•	industry developments, including, without limitation, changes in laws, policies or practices related to camera production and materials;
•	economic and other external factors;
•	period-to-period fluctuations in our financial results; and
•	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

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Our officers and directors beneficially own approximately 51.96% of our outstanding shares of common stock as of the date of this offering and Brian Keasberry, our Chief Executive Officer, Secretary, Treasurer and Director controls more than a majority of the votes associated with our common stock.

Our officers and directors beneficially own approximately 51.96% of our outstanding common stock as of the date of this prospectus. Through his ownership of 100% of the Series A Preferred shares, which count for 110% of the total voting rights of the common stock, Mr. Keasberry has the ability to solely influence all matters submitted to our shareholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, including going private transactions.

Our issuance of additional shares of common stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

Our Articles of Incorporation authorize us to issue up to 5,000,000 shares of common stock and 1,000,000 shares of preferred stock, one share of which is designated as Series A Preferred Stock. As of the date of this prospectus, we have issued and out outstanding 791,695 shares of common stock and one share of Series A Preferred Stock. Our board may generally issue shares of common stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our founder may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to future additional directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the A Revised Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

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As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. Currently, the Company has no plans of filing a registration statement with the Commission.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our shares of common stock, and securities analysts may not elect not to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our shares of common stock. If securities analysts do not cover our shares of common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our shares of common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our shares of common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

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Forward-looking statements include, but are not limited to, statements about:

•	our business’ strategies and investment policies;
•	our business’ financing plans and the availability of capital;
•	potential growth opportunities available to our business;
•	the risks associated with potential acquisitions by us;
•	the recruitment and retention of our officers and employees;
•	our expected levels of compensation;
•	the effects of competition on our business; and
•	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

Gen 2 Technologies Inc. plans to use the proceeds from this offering to grow its business. The company intends to use the proceeds for research and development, the purchase of inventory, website development, marketing, operating capital, hiring staff and offering expenses. The more we are able to raise, the more we will be able to invest in these opportunities. Since this offering is on a best efforts basis, the amount of securities we sell is uncertain, therefore our use of proceeds will depend on how much we are able to raise under this offering. We intend to use the proceeds generally so as to provide the most value to our investors by growing sales of our existing products and entering markets with new products we are able to successfully develop.

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $25,000. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($1,500,000), 50% of the Maximum Offering proceeds raised ($3,000,000), 75% of the Maximum Offering proceeds raised ($4,500,000) and the Maximum Offering proceeds raised of $6,000,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

The table below represents our estimates of how we will allocate the monies raised from this offering, depending on the amount of funds we are able to successfully raise. The amounts below could change based on market conditions or other factors, such as demand for our products. The Company intends to use the proceeds from this offering as follows:

	If 25% of the Offering is Raised	If 50% of the Offering is Raised	If 75% of the Offering is Raised	If 100% of the Offering is Raised
Cost of the Offering	$25,000	$25,000	$25,000	$25,000
Net Proceeds	$1,475,000	$2,975,000	$4,475,000	$5,975,000
Wages & Benefits	$410,000	$820,000	$1,230,000	$1,640,000
Software & Computers	$25,000	$50,000	$75,000	$100,000
Tools and Equipment	$44,250	$88,500	$132,750	$177,000
Parts	$27,500	$55,000	$82,500	$110,000
Custom Gear	$25,750	$51,500	$77,250	$103,000
Debt Repayment (1)	$486,250	$972,500	$1,458,750	$1,945,000
Administrative and Legal	$152,500	$305,000	$457,500	$610,000
Sales and Marketing	$60,000	$120,000	$180,000	$240,000
Working Capital	$243,750	$512,500	$781,250	$1,050,000
TOTAL	$1,500,000	$3,000,000	$4,500,000	$6,000,000

_________

(1)	Refer to Notes 7, 8, and 9 to our Consolidated Financial Statements.

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The foregoing represents our best estimate of the allocation of the proceeds of this offering based on planned use of funds for our operations and current objectives.

Under Net Proceeds, we have based our calculations and division of funds on the current needs of the Company. However, our market place is constantly changing. Management may, depending on circumstances, be required to divert funds from one source to another as the business demands.

Under Net Proceeds, Marketing and Sales will largely be related to the hiring and payment of a human sales team as well as advertising costs associated with online advertising platforms such as Google Adwords and Facebook, as well as paying directly to websites per their ad and affiliate programs.

Increases with the success of our offering, will increase the corporation’s activities, which will result in a greater number of expenses.

As a business strategy, however, we will only do this if we raise the necessary capital, but also only in the event that we deem it in the best interest of the company (i.e., we will continue to invest in sales and marketing of our existing products if we believe that this will yield our investors a higher yield on their capital investment).

DIVIDEND POLICY

We have not declared or paid any dividends on our shares of common stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our common stock in this Offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this Offering. The below is based upon our balance sheet as of January 31, 2020 and an offering price of $32.50 per share.

	25%	50.0%	75%	100%
Net Value	$(1,353,386.00)	$146,614.00	$1,646,614.00	$3,146,614.00
# Total Shares	838,279	884,003	930,157	976,370
Net Book Value Per Share	$(1.61)	$0.16	$1.77	$3.20
Increase in NBV/Share	$(25.45)	$3.76	$5.37	$6.80
Dilution to new shareholders	$34.11	$32.34	$30.73	$29.30
Percentage Dilution to New	104.95%	99.0%	94.50%	90.10%

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto of Gen 2 Technologies Inc., included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

The following discussion of the financial condition, changes in financial condition and results of operations of the Company for the fiscal year ended April 30, 2018 should be read in conjunction with the financial statements of the Company and related notes included therein.

On May 6, 2016, the Company acquired intangible assets from iSee Automation for 5,000,000 shares of common stock with a fair market value of $1,600,000 based on the Company’s stock price at the date of issuance. The intangible assets consist of a patent application and related know-how, technology and plans to commercialization related to the placement of video cameras and supporting equipment into helmets used by various athletics such as hockey. Live video can then be transmitted from the player’s helmet in real time for display on sports events broadcasts. The Company was in the process of receiving models produced by a third party and developing a marketing strategy for the device.

On or about February 27, 2017, Christopher Stramacchia, President of iSee Automation, notified the Company that it believes that iSee Automation terminated the Agreement for Services. The Company believes that there is no basis in law or equity for iSee Automation to unilaterally decide to terminate the Agreement for Services and plans to enforce its rights thereunder. Since then usage of the helmets and their transmitting devices have been held without permission by iSee Automation. On January 24, 2020. The Company received a default judgement against ISee Automation Inc in the Superior Court of Justice in Ontario, Canada (Case No CV-19-00624009-0000).

As of April 30, 2017, iSee Automation was holding the Helmets and transmission equipment. Based on the lack of access to the Equipment, the Company has elected to impair the assets related to the iSee Automation agreement resulting in an amortization charge of $105,133 and impairment of intangible assets of $1,494,867 for the intellectual property.

On June 15, 2017, the Company increased its number of authorized shares to 2,001,000,000 with 1,000,000 designated as preferred shares with a par value of $0.001 and 2,000,000,000 designated as common stock with a par value of $0.001.

On June 15, 2017, the Company designated one share of preferred stock as Series A preferred at a par value of $0.001. The series A preferred carries a voting right equal to 110% of the total voting rights of the outstanding shares of common stock. In addition, Brian Keasberry, the series A shareholder, was elected a director known as the Series A director. The Series A Director must approve any future amendments of the Company’s articles and other activities of the Company.

On June 16, 2017, Brian Keasberry resigned as President of the Company and was designated the Series A director. On June 16, 2017 Daniel Serruya was elected President, CEO, and a Director of the Company.

To date the Company has generated minimal revenues, and has relied on equity and debt financing

Issuance of One Share of Series A Preferred Stock to Brian Keasberry

On June 15, 2017, Brian Keasberry agreed to resign as the sole director of the Company, a position he had held since he formed the Company in 2008, if he were allowed to keep control of the Company in the event that then presently-held majority of the issued and outstanding shares of common stock of the Company is diluted to less than a majority. In order to issue Mr. Keasberry his one share of Series A Preferred Stock under Amendment No. 1, the Company created “blank check” preferred stock. Subsequently, the board of directors of the Company approved a Certificate of Designation creating the Series A Preferred Stock, and the Company issued one share of Series A Preferred Stock to Mr. Keasberry.

The one share of Series A Preferred Stock issued to Mr. Keasberry equals voting power equal to 110% of the voting power of the issued and outstanding shares of common stock of the Company.

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Additionally, the one share of Series A Preferred Stock issued to Mr. Keasberry contains protective provisions, which precludes the Company from taking the certain actions without Mr. Keasberry’s (or that of any person to whom the one share of Series A Preferred Stock is transferred) approval. More specifically, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(a)	amend the Articles of Incorporation or, unless approved by the Board of Directors, including by the Series A Director, amend the Company’s Bylaws;

(b)	change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

(c)

reclassify or recapitalize any outstanding equity securities, or, unless approved by the Board of Directors, including by the Series A Director, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);

(d)	authorize or effect any transaction constituting a Deemed Liquidation (as defined in this subparagraph) under the Articles, or any other merger or consolidation of the Company;

(e)

increase or decrease the size of the Board of Directors as provided in the Bylaws of the Company or remove the Series A Director (unless approved by the Board of Directors, including the Series A Director);

(f)	declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors, including the Series A Director);

(g)

redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors, including the Series A Director);

(h)

create or amend any stock option plan of the Company, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

(i)	replace the President and/or Chief Executive Officer of the Company (unless approved by the Board of Directors, including the Series A Director);

(j)	transfer assets to any subsidiary or other affiliated entity (unless approved by the Board of Directors, including the Series A Director);

(k)

issue, or cause any subsidiary of the Company to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A Preferred Stock (unless approved by the Board of Directors, including the Series A Director);

(l)	modify or change the nature of the Company’s business;

(m)

acquire, or cause a Subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by the Board of Directors, including the Series A Director); or

(n)

sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Company or any Subsidiary outside the ordinary course of business (unless approved by the Board of Directors, including the Series A Director).

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Additionally, as long as any shares of Series A Preferred Stock remain outstanding, the holders of a majority of the shares of Series A Preferred Stock represented at a duly called special or annual meeting of such stockholders or by an action by written consent for that purpose shall be entitled to elect a special director to the board of directors. As of April 1, 2019, Mr. Keasberry had not elected a director at a duly called special or annual meeting of the stockholders.

Recent Events

On Feb 25, 2019, the Company was awarded $2,474,156.62 in damages against iSee Automation for breaching its contract with BRK.

The Company has engaged in limited operations and attempted to market the products. During the period from February 1, 2019 through April 12, 2019, the Company issued 202,675,895 shares of common stock for the conversion of $127,422 of convertible debt.

On April 1, 2019, the Company entered into a Securities Purchase Agreement with Auctus Fund, LLC, for a 12% convertible note of the Company in the aggregate principal amount of $200,000. In connection with the issuance of the Note, the Company issued a common stock purchase warrant to Auctus Fund, LLC to purchase 10,000,000 shares of the Company’s common stock as a commitment fee upon the terms and subject to the limitations and conditions set forth in the warrant.

During the period from May 1, 2019 through July 5, 2019 the Company issued 415,974,493 shares of common stock for the conversion of $163,406 of convertible debt.

On September 23, 2020, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada, effecting a change of our name from BRK, Inc. to Gen 2 Technologies Inc.

The Company has evaluated subsequent events to determine events occurring after April 30, 2019 through July 5, 2019 that would have a material impact on the Company’s financial results or require disclosure and have determined none exist.

Results of Operations for the Three Months Ended July 31, 2020 and 2019

The Company did not have any revenues for the three months ended July 31, 2020 and 2019.

For the three months ended July 31, 2020, the Company incurred operating expenses of $535,314, consisting solely of general and administrative expenses. For the three months ended July 31, 2019, the Company incurred operating expenses of $171,101, consisting solely of general and administrative expenses. The increase in general and administrative expenses is primarily due to increases in salaries, research and development, legal, accounting, and product development expenses.

The Company incurred a net loss of $344,956 for the three months ended July 31, 2020. The Company incurred a net loss of $171,101 for the three months ended July 31, 2019.

Related Party Transactions

Accrued compensation from a related party totaled $561,140 for the nine months ended January 31, 2019, compared to $292,040 for the respective period in 2018.

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Liquidity and Capital Resources

The accompanying unaudited financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying unaudited financial statements, during the year ended April 30, the Company incurred a net income of $2,060,819, and a working capital deficit of $2,112,060. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The unaudited financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

As of July 31, 2020, the Company had cash on hand of $4,956. We may be required to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations. We estimate that based on current plans and assumptions, that our cash will not be sufficient to satisfy our cash requirements under our present operating expectations, without further financing, for up to 12 months. In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowings and the sale of common stock. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of an equity financing.

Capital Expenditures

Our current plans call for our Company to expend significant amounts for capital expenditures for the foreseeable future beyond relatively insignificant expenditures for office furniture and information technology related equipment and employees as it is part of the requirement to build the infrastructure needed to support the current growth. At the same time, we will continually be evaluating the production processes of our third party contract manufacturers to determine if there are investments, we could make in their processes to achieve manufacturing improvements and significant cost savings. Any such desired investments would require additional cash above our current forecast requirements.

Legal Matters

On March 18, 2019, the Company was a defendant pursuant to an action by Continuation Capital, Inc. for $250,000.00 related to accounts payable. The matter was settled on March 6, 2019 pursuant to Section 3(a)(10) of the Securities Act, issuing common stock of the Company to be determined from time to time based on the market value of the common stock as traded on the Pink tier of the OTC Markets. Section 3(a)(10) is an exemption from registration whereby an issuer may exchange the issuer’s securities as settlement for bona fide account payable. The Settlement was approved by the Circuit Court of the Twelve Judicial Circuit in and for Sarasota County, Florida, who conducted a hearing on the fairness of the settlement.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements included in our May 31, 2018 Form 10-K. While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

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We recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the fiscal quarter ending November 30, 2018 and the year ended May 31, 2019 include the useful lives of website development cost, beneficial conversion of convertible notes payable, the valuation of derivative liabilities and the valuation of stock-based compensation.

Revenue recognition

The Company follows ASC 605-10 “Revenue Recognition” and recognizes revenue when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) services have been rendered.

The Company reports its revenue at gross amounts in accordance with ASC 605-45 “Principal Agent Considerations” because it is responsible for fulfillment of the service, has substantial latitude in setting price, assumes the credit risk and it is responsible for the payment of all obligations incurred for legal and debt collection fees. The Company bears the credit risks if it does not collect the settlement fees and will be responsible to pay for fees including, but not limited to, court filing fees, collection fees, travel costs, deposition reporter, video, and transcript fees, expert fees and expenses, investigation costs, messenger and process service fees, computer-assisted legal research fees, document duplication and/or imaging expenses, electronic-data vendor fees, and any fees or costs that a court may order to pay to a party or third party.

Derivative Liabilities

The Company follows the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging - Contracts in an Entity’s Own Stock”, for the embedded conversion options that were accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible Debentures, along with any free-standing derivative instruments and recorded derivative liabilities on their issuance date. The Company uses the Black-Scholes model to value the derivative liabilities.

BUSINESS

This Prospectus includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

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Our Business

BRK Inc., a Nevada corporation (the “Company”), was incorporated in the State of Nevada on May 22, 2008. At the date of formation until May 6, 2016, our business focused on technology related to the manufacture of equipment and the sale of kits for the repair of ripped vertical blinds. On May 6, 2016, we acquired a patent application and related technology for a helmet camera system, designed to wirelessly transmit video images from a small, mobile camera to live broadcast, which technology has subsequently been used by major sports broadcasters, as discussed below.

Brian Keasberry acted as our President and Chief Executive Officer, Secretary, Treasurer, and Director from the date of our incorporation on May 22, 2008, until July 14, 2017, when he resigned as a director and President and Chief Executive Officer (but remains as Secretary and Treasurer), and simultaneously appointed Daniel Serruya as our President and Chief Executive Officer and a director. Christopher Stramacchia acted as a director and our Chief Technology Officer from August 17, 2016, until his resignations from such positions on February 28, 2017. Our board of directors currently consists solely of Daniel Serruya.

Pursuant to the terms and conditions of a Patent Assignment and Technology Transfer Agreement (the “Patent Assignment and Technology Transfer Agreement”), dated May 6, 2016, by and between Gen 2 Technologies Inc., a Nevada corporation (the “Company”) and iSee Automation Inc., a federal Canada corporation (“iSee Automation”), the Company purchased U.S. Patent Application No. 15/079,847, “Helmet System” (the “Patent”) and related technology for a helmet camera system, including intellectual property covered by the Patent. The Patent covers technology designed to wirelessly transmit video images from a small, mobile camera to live broadcast (the “Helmet Camera and Broadcast Technology”).

Pursuant to the terms and conditions of the Patent Assignment and Technology Transfer Agreement, the Company issued 5,000,000 shares of common stock to iSee Automation.

In connection with the acquisition of the Patent, the Company changed the focus of its business to the Helmet System.

Our Helmet System is a camera and broadcast system comprised of cameras and microprocessors or computers, with associated software for robot guided automations systems. Our Helmet System is the first of its kind that can wirelessly broadcast events, such as sports, through a camera circuit board, as used and demonstrated at (i) the 2017 NHL Centennial Classic, (ii) 2016 World Cup of Hockey, (iii) the 2016 NHL All-star Game in Nashville, Tennessee, (iv) the 2016 Memorial Cup, (v) the 2016 Tim Hortons NHL Heritage Classic, and (vi) the 2017 Winter Classic, broadcast on NBC. Additionally, our Helmet System has been used by Sportsnet, a division of Rogers Media and the official broadcaster of the NHL in Canada.

In 2019, following an extensive review of products in the market, technologies available, and related patents, a new picture and direction was developed where improvements to the legacy Helmet System could be made and what might be the next evolution, Gen 2, of live-action sports broadcasting and advanced camera-based content capture and distribution systems.

Principal Products and Services for Gen 2

We are the next generation in live-action broadcasting technology. We are a full-service provider geared to professional leagues and athletes, whether it be traditional sports, extreme sports or esports, and that will allow fans to watch them in action from perspectives that do not exist today. Our niche is that we are a second screen content provider that does not pose a threat to first screen media but rather we provide the opportunity to pioneer complimentary content and campaigns. In addition, Gen 2 technology is being developed for applications in security, law enforcement and other industrial verticals.

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Our goal is to become a leader in advanced camera-based content capture and distribution systems. A key target market is the live-action camera market, specifically, cameras that are used across professional and other sports to broadcast live content to fans via traditional distribution networks and increasingly the Internet. These cameras and their operating systems often offer little to no directional control over image capture and use older radio technologies with limited capacity. As a result, images often degrade as athletes move about, and very few cameras can be on at the same time. Although these cameras provide 1st person perspective, they do it in a way that is of limited use, namely replays, as the production team never knows where the camera will point at any instant so they are relegated to selecting video segments in post-production to get usable content. The bulkiness of these existing cameras also limits their practical usefulness. Our solution was to create an ecosystem of live-action cameras that can deliver professional video live and in a form factor that permits their use in multiple applications, whilst addressing the limitations of current technology discussed above. To achieve this, we created a miniature 3CMOS video engine and micro cameras to capture impressive first-person video suitable for professional broadcasting. From AI to advanced radio and deep learning neural networks, we use advanced technologies to deliver powerful solutions that enhance live-action broadcasting.

Micro-Body “Iris” Camera System

Our micro-body “Iris” camera system is a high resolution and high-quality set of wireless cameras which can be affixed directly to any set of athletic jerseys. This will allow viewers to step right into the shoes of their favourite athletes and experience live action in a manner that has not existed to this point. Notwithstanding its micro size, the “Iris” camera system employs fully performant camera stabilization technology, which removes unwanted camera jitter and always keeps the view centered on the target. The unique nature of the “Iris” proposition can help to increase customer engagement with brands such as sporting teams, players and even suppliers such as marquee garment manufacturers which are heavily involved in the sports ecosystem. “Iris” could also, we believe, offer new and unique modalities in the future for customers – both augmenting advertising revenues and creating new revenue streams. In addition, various industrial applications lend themselves well to “Iris”, such as in the area of law enforcement where body-worn camera systems are currently broadly used.

Head-Mounted “Typhon” Camera System

Our “Typhon” head-mounted camera system is worn by referees placing the viewer right inside the field of play, seeing and hearing the action from the perspective of the athletes of the event. These are fully self-contained wireless cameras, radio, and power systems in a lightweight, visually appealing package. The camera provides motion stabilized Full HD video and audio from the referees alongside the athletes. The video is transparently encoded, producing a 40 Mbps video stream for broadcasters to use. Video stabilization is accomplished by using an Inertial Measurement Unit (IMU) and an over-scanning video sensor to minimize the head movement as the camera wearer moves about while interacting in the field of play.

Surround 360 “Draco” Camera System

Our surround-360 “Draco” camera system is specifically geared for ring sports. “Draco” is a wireless, multi-camera system attached to the outside of the mesh that surrounds the ring providing viewers a movable camera that circles the combatants. Viewers position a virtual camera around the perimeter of the ring, giving them custom viewing experiences from the angle they desire and of what they want to see. The output video is Full HD and a transparently encoded broadcast-quality video stream. The live broadcast crew can select a Full HD video frame from the surround-360 camera system and the 360-degree video stream is sent to remote subscribers where they get to choose the camera angle themselves.

“Flagstick” Camera System

We are working in collaboration with the PGA to develop and implement a camera system which centers upon the flagstick which is placed within each hole on a golf course. The unique perspective offered from this vantage point will allow golf fans the ability to see the game of golf in a manner previously not available, via our miniaturised camera technology. Furthermore, we envision layering a degree of interactivity which will give fans the ability to determine the views they want to see, in real-time, enhancing user engagement and the scope for value-added advertising and service revenues.

Industrial Applications

Expanding on the core applications noted above, we look to optimize our technology in various other applications, especially in industrial settings. To this end, we have looked to meld our technology to processes where verification and journalisation from creation of product to storage of product are paramount concerns. This actually led us first to the area of cryptocurrencies and blockchain, via an announced venture to help support the development of a gold backed digital currency. Our camera systems will help validate and journalise the entire value chain from gold mining to vaulting and storage of gold by integrating with blockchain technology. This will include both fixed cameras and our advanced “Iris” cameras which will be brought together in one powerful and integrated system. Our more standardised and conventional industrial target markets and applications will include focus on infrastructure sectors especially zero emissions “EV” public and private transport businesses.

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Prospective Future Developments

We are in the process of designing, exploring, and developing the technologies which could add the following features to our product line. These features are not currently available. Please review our disclosure on “Forward Looking Statements.”

•	The ability to connect to the cameras by cell phone and watch live through the application
•	The ability to also watch from home via streaming through the application
•	The ability to communicate to the cameras via WIFI and through the application
•	Take pictures through the application and post to different social media add-on
•	Auto upload to a cloud through the application
•	Incorporate GPS
•	Incorporate Speedometer
•	Incorporate Pressure sensors to monitor impacts
•	Send feedback back to the application for training purposes/energy levels or other
•	Monitor certain Body Vitals (Heart Rate, Pulse, Temp, etc.)
•	Install multiple cameras for the “360-degree view”
•	Complete diagnostics through the application
•	Turn off and on the camera through the application
•	Scan for different cameras in the area/event and take pictures
•	Scan for different cameras in the area/event and watch live through the application
•	Scan for different cameras in the area/event and watch live from home via streaming through the application
•	Scan for different cameras in the area/event and take pictures through the application and post to different social media ad ones
•	Point and click on certain pictures or videos through the cloud and or application and have the application automatically display a collage of the selected pictures for view/sharing.
•	Use different cameras at one single event to connect to by scanning to get a complete “360 degrees view” of the entire event.
•	Guesstimate speed of an object that is being portrayed.

Industry Overview

We believe that the market for advanced camera-based content capture and distribution systems represents a large addressable target market that can offer substantial growth opportunities for our company. The well documented and evidenced trends in increasingly performant, and smaller form factor cameras coupled with fundamental spread and adoption of Internet technologies and higher bandwidth communications networks should offer an attractive market into which we can sell our future products and services. We expect these fundamental drivers will grow the market for both our core sports-focused and our industrial applications businesses.

As part of our overall focus to concentrate our resources on the development of long-term sustainable shareholder value accretive business activities, we anticipate a heavy focus on driving penetration of the market for sports advertising revenue. The sizing of the relevant addressable market can vary widely depending on assumptions and various determining factors such as sports covered, levels addressed (professional, collegiate, other), etc. Therefore, given our nascent business and also the unique nature of products such as our “Iris” system, we believe the best illustration of the scale of market opportunity is seen through baseline drivers, such as number of events, number of broadcast views and number of web views per year across various sports which we intend to target. A non-exhaustive list of our targeted sports highlights the substantial potential for revenue growth should our future products and services be well received by the market. The following numbers highlight material opportunity for scale in sales of camera hardware, turnkey solutions provisioning and advertising and accretive value-added services revenues.

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Baseline Drivers – Number of Events, Media Metrics

PGA – 46 events per year

18,000,000 broadcast views per year

96,000,000 web views per year

UFC – 40 events per year

4,000,000 broadcast views per year

218,518,579 web views per year

ONE Championship – 36 events per year

83,000,000 broadcast views per year

480,000,000 web views per year

NBA – 82 games per year

40,370,000 broadcast views per year

465,304,896 web views per year

X-Games – multiple events across varied extreme sports

1,900,000 broadcast views per year

360,000,000 web views per year

Customers

The opportunities to find new applications for our Gen 2 technology continues to grow both within professional sports leagues and various industry verticals. For the professional sports segment, we have identified and are progressing with our turnkey camera solutions business with a near term commercialization goal on the following sports customers: US Golf, North American MMA, Asian MMA, North American Basketball, European Soccer, Global Surfing and North American Broadcasting and a European Sports Broadcaster. Our near term focus for commercializing our technology through customers in industrial applications includes: Mining and Natural Resources, zero emissions “EV” public and private transport businesses, Security and Law Enforcement. We envision our customer base will be heavily concentrated in North America, although we expect material contribution to customer numbers from Europe and Asia. In particular, we aim to target key potential clients in the United Kingdom, and success in targeting these potential customers in this market could significantly increase the revenue contribution to our customer base owing to Europe, of which the United Kingdom belongs for purposes of our geographic segmentation.

Competition

Our competitors fall into several categories which reflect the nature of our nascent operations and evolving product and services focus. A general break-down is as follows:

•	Hardware (camera) manufacturers and vendors: We envision competition from manufacturers of higher-end professional broadcasting quality cameras priced in the thousands of USD such as Sony, Panasonic, Hitachi and a number of other vendors. We also foresee some overlap in certain targeted markets, but to a much lesser degree, with competitors focused on “prosumer” equipment aimed at less exacting customer requirements and sold at much lower price points and often through retail channels. These competitors include such offers as GoPro Hero 4, Sony Action Cam, Polaroid Cube and Drift Ghost HD.

•	Turnkey solutions providers for broadcast systems: There are a large number of value-added integrators offering the construction of and design of broadcasting systems. Within which there are numerous broadcast equipment rental companies that offer more extensive value-added turnkey solutions to augment their ability to simply provision key equipment rental requirements by those in the broader broadcasting industry. Whilst we believe that equipment rental companies may potentially represent a market for our offerings once we have achieved significant brand recognition and economies of scale, we expect this segment to represent a material source of competition to the provisioning of our turnkey solutions in the near to mid-term.

•	Specialist body-worn camera equipment and systems vendors: Our “Iris” offering is, we believe, unique in so much as its envisioned application and the potentially novel revenue streams it may drive. However, body-worn camera systems are well-established in the marketplace, especially in the law enforcement vertical we intend to target. Axon (formerly Taser), Digital Ally, Wolfcom, Vievu, and Coban are amongst the numerous vendors already providing wearable cameras and camera-based systems to law-enforcement agencies. Just as we intend to extend our “Iris” body-worn camera systems from our core sports target market to industrial and law enforcement verticals, the field-tested technologies of companies already engaged in the law enforcement verticals could potentially be extended into other areas including markets of our core focus.

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Patents, Trademarks, Licenses, Franchise Restrictions and Contractual Obligations & Concessions

We rely on a combination of trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, which are primarily our brand names, product designs and marks. We hold title to U.S. Patent Application No. 15/079,847, “Helmet System” (referenced as the “Patent,” above) and related technology for a helmet camera system, including intellectual property covered by the Patent. The Patent covers technology designed to wirelessly transmit video images from a small, mobile camera to live broadcast.

We also hold title to U.S. Patent Application No. 62/967,180. The Patent title and intellectual property covers technology for live-action camera, control, capture, routing, processing, and broadcasting system and method. The Patents cover the technology designed to operate our Gen 2 products referenced above.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the construction and operation of any facility in any jurisdiction which we would conduct activities.

We do not believe that government regulations will have a material impact on the way we conduct our business, however, any government regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business and operating results.

Research and Development Activities and Costs

We incurred $0 in research and development costs for the fiscal year ended April 30, 2020.

Employees and Employment Agreements

The Company has four full-time employees and no part-time employees. None of our employees are subject to a collective bargaining agreement, Pursuant to an Employment Agreement dated July 1, 2017, by and between Daniel Serruya (the “Serruya Employment Agreement”), our President and Chief Executive Officer, and sole director, we agreed to pay Mr. Serruya an annual salary of $120,000 for the performance of his duties as President and Chief Executive Officer.  The Serruya Employment Agreement is “at-will,” meaning it may be terminated at any time by either the Company or Mr. Serruya, without notice and for any reason.  Additionally, Mr. Serruya is eligible to receive a cash bonus equal to 20% of his annual salary and equity compensation under a “Stock Incentive Program,” as established by the board of directors of the Company. The Serruya Employment agreement also provides indemnification, 20 days of paid vacation, and participation in the Company’s employee benefit program, if it has one (which it presently does not).  As part of the Serruya Employment Agreement, Mr. Serruya agreed to not compete with the Company, solicit Company customers, or solicit or influence Company employees, consultants or service providers for a period of one year after termination of employment.

Pursuant to an Employment Agreement dated November 1, 2017, by and between Gary Shields  (the “Shields Employment Agreement”), we agreed to pay Mr. Shields an annual salary of $120,000 for the performance of his duties as Chief Technology Officer.  The Shields Employment Agreement is “at-will,” meaning it may be terminated at any time by either the Company or Mr. Shields, without notice and for any reason.  Additionally, Mr. Shields is eligible to receive a cash bonus equal to 20% of his annual salary and equity compensation under a “Stock Incentive Program,” as established by the board of directors of the Company. The Shields Employment agreement also provides indemnification, 20 days of paid vacation, and participation in the Company’s employee benefit program, if it has one (which it presently does not).  As part of the Shields Employment Agreement, Mr. Shields agreed to not compete with the Company, solicit Company customers, or solicit or influence Company employees, consultants or service providers for a period of one year after termination of employment.

Pursuant to an Employment Agreement dated September 14, 2020, by and between Michael Kovacocy (the “Kovacocy Employment Agreement”), our Chief Operating Officer and Investor Relations, we agreed to pay Mr. Kovacocy an annual salary of $120,000 for the performance of his duties as in such position.  The Kovacocy Employment Agreement terminates on September 14, 2022.  Additionally, Mr. Kovacocy is eligible to receive one year of health insurance, and a one-time relocation allowance of $10,000, $2,000 for accommodations/housing if relocating the US, and $2,000 for transportation expenses. Mr. Kovacocy is entitled to a cash bonus equal to 20% of his annual salary and equity compensation under a “Stock Incentive Program,” as established by the board of directors of the Company. The Kovacocy Employment agreement also provides indemnification, 20 days of paid vacation, and participation in the Company’s employee benefit program, if it has one (which it presently does not), and a severance payment Mr. Kovacocy’s then current annual base salary rate upon the termination of the his employment by the Company without cause or by Mr. Kovacocy for good reason or in the event of a change in control.  As part of the Kovacocy Employment Agreement, Mr. Kovacocy agreed to not compete with the Company, solicit Company customers, or solicit or influence Company employees, consultants or service providers for a period of one year after termination of employment.

Facilities

We currently do not rent any real property or offices. Our Company rents approximately 400 square feet of office space at 411 Eastgate Road, Suite A, Henderson, Nevada, 89011.

General

The Company is currently headquartered in 411 Eastgate road, Suite A, Henderson NV 89001. The Company’s shares of common stock are publicly traded on the Pink tier of the OTC Markets under the symbol “BRKK”.

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MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Currently, there are two such employment agreements. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, address, age and position of our officer and director is set forth below:

Name	Age	First Year as Director or Officer	Position
Brian Keasberry	58	2008	Secretary, Treasurer
Daniel Serruya	52	2017	President, Chief Executive Officer and Director
Gary Shields	59	2017	Chief Technology Officer

Brian Keasberry – Secretary and Treasurer. Mr. Keasberry has served as our Treasurer and Secretary since our formation on May 22, 2008. He resigned as President and Chief Executive Officer and director of the Company, positions he had held since May 22, 2008, on July 14, 2017. From February 2007 until January 2008, Mr. Keasberry was employed by VisionXpo in Las Vegas, Nevada, where he worked part-time assembling and dismantling displays, booths and exhibits for trade shows in Las Vegas. From June 2003 until January 2007, Mr. Keasberry worked independently on his blind repair kit invention. From December 1996 until June 2003, Mr. Keasberry owned and operated his own carpet cleaning business, Carpet Care Solutions, in Calistoga and Palmdale, California.

Daniel Serruya – President and Chief Executive Officer and Director. Mr. Serruya has served as our President and Chief Executive Officer and director of the Company since July 14, 2017. From January 2013 to June 2017, Mr. Serruya was contracted by Mag N Mel Ventures, a company servicing the oil and gas sector in Northern BC, Canada where he worked independently as a business development consultant working with the ownership group to restructure their organization in order to maximize operational efficiency and grow revenues. From August 2011 to December 2012, Mr. Serruya was Director of Business Development - Eastern Canada for Axiom Capital Inc., providing economic solutions into distribution chains across North America and globally for a variety of companies in the Natural Resource, Engineering and Real Estate sectors. From May 2009 to August 2011, Mr. Serruya was contracted by AmeraCan Energy Holdings, a private equity fund buying American oil assets in the USA for Canadian investors, as Director of Business Development to expand awareness of the fund to a cross-section of institutional and private investors in Canada. From September 2005 to April 2009 Mr. Serruya was employed as Director of Marketing for Lawrynowicz and Associates, a boutique law firm in Toronto, Ontario, Canada focusing primarily on private lending, mortgage finance and mortgage investments products.

Gary Shields – Chief Technology Officer. Mr. Shields, age 56, has served as our Chief Technology Officer since July 14, 2017, and has been a Technical Designer at Shark Marine Technologies, of St. Catharine’s, Ontario, since August 2016. From February 2015 until July 2016, Mr. Shields was a Technical Designer at Niagara Technical Design, of Fonthill, Ontario. From May 2014 until February 2015, Mr. Shields was a software developer at Insight Avionics, of Fort Erie, Ontario. From May 2006 until May 2014, Mr. Shields was a Technical Designer at Shields Industrial Science, of Toronto, Ontario.

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Term of Office

All directors hold office until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified. The Company’s Bylaws provide that the Board of Directors will consist of no less than three members. Officers are elected by and serve at the discretion of the Board of Directors.

Director Independence

Our board of directors is currently composed of one member, Daniel Serruya, who does not qualify as an independent director in accordance with the published listing requirements of the NASDAQ Global Market (the Company has no plans to list on the NASDAQ Global Market). The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to our director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by our director and us with regard to our director’s business and personal activities and relationships as they may relate to us and our management.

Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Significant Employees and Consultants

Our officers and directors serve in a non-employee capacity. Michael Kocvacocy and Rick Pearson are designated significant employees by the Company.

Audit Committee and Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board of Directors established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is an early development stage company and has only two directors, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

There are no family relationships among our directors or officers. Other than as described above, we are not aware of any other conflicts of interest with any of our executive officers or directors.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based on our review of filings made on the SEC website, and the fact of us not receiving certain forms or written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the year ended April 30, 2020, our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

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Stockholder Communications with The Board of Directors

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

Code of Ethics

The Company has not adopted a code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our Officers and Directors who occupied such position as of the date of this Offering Circular, for all services rendered in all capacities to us for the period for the past 2 years. The Company has employment agreements with the persons named below. Their salary is null, but their compensation was granted stock. We do not currently have any benefits, such as health or life insurance, available to our employees.

2020 AND 2019 EXECUTIVE OFFICER COMPENSATION TABLE

Name	Years	Fees Earned Paid in Cash($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)	Total($)
Daniel Serruya (1)	2020	120,000	--	--	--	--	--	80,000
	2019	0	--	--	--	--	--	120,000

Brian Keasberry (2)	2020	30,000	--	--	--	--	--	16,200
	2019	30,000	--	--	--	--	--	21,600

________________

(1)	Appointed President and Chief Executive Officer, and director, on July 14, 2017. In 2020, Mr. Serruya was paid an additional $25,660 for reimbursement for expenses.
(2)

Appointed President and Chief Executive Officer, Secretary, Treasurer, and director, on May 22, 2008. Resigned as President and Chief Executive Officer, and director, on July 14, 2017. Mr. Keasberry has accrued $125,340 of unpaid salary as of April 30, 2017.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the year ended April 30, 2020, Blue Diamond Equities, a related party through common officer and director, advanced the Company $3,100 and repaid the related party $27,000 leaving a balance of notes payable due related parties $40,915, from previous advances made from June 1, 2011 through April 30, 2017 to the Company.

Pursuant to an Employment Agreement dated July 1, 2017, by and between Daniel Serruya (the “Serruya Employment Agreement”), our President and Chief Executive Officer, and sole director, we agreed to pay Mr. Serruya an annual salary of $120,000 for the performance of his duties as President and Chief Executive Officer.  The Serruya Employment Agreement is “at-will,” meaning it may be terminated at any time by either the Company or Mr. Serruya, without notice and for any reason.  Additionally, Mr. Serruya is eligible to receive a cash bonus equal to 20% of his annual salary and equity compensation under a “Stock Incentive Program,” as established by the board of directors of the Company. The Serruya Employment agreement also provides indemnification, 20 days of paid vacation, and participation in the Company’s employee benefit program, if it has one (which it presently does not).  As part of the Serruya Employment Agreement, Mr. Serruya agreed to not compete with the Company, solicit Company customers, or solicit or influence Company employees, consultants or service providers for a period of one year after termination of employment.

Pursuant to an Employment Agreement dated November 1, 2017, by and between Gary Shields  (the “Shields Employment Agreement”), we agreed to pay Mr. Shields an annual salary of $120,000 for the performance of his duties as Chief Technology Officer.  The Shields Employment Agreement is “at-will,” meaning it may be terminated at any time by either the Company or Mr. Shields, without notice and for any reason.  Additionally, Mr. Shields is eligible to receive a cash bonus equal to 20% of his annual salary and equity compensation under a “Stock Incentive Program,” as established by the board of directors of the Company. The Shields Employment agreement also provides indemnification, 20 days of paid vacation, and participation in the Company’s employee benefit program, if it has one (which it presently does not).  As part of the Shields Employment Agreement, Mr. Shields agreed to not compete with the Company, solicit Company customers, or solicit or influence Company employees, consultants or service providers for a period of one year after termination of employment.

Pursuant to an Employment Agreement dated September 14, 2020, by and between Michael Kovacocy (the “Kovacocy Employment Agreement”), our Chief Operating Officer and Investor Relations, we agreed to pay Mr. Kovacocy an annual salary of $120,000 for the performance of his duties as in such position.  The Kovacocy Employment Agreement terminates on September 14, 2022.  Additionally, Mr. Kovacocy is eligible to receive one year of health insurance, and a one-time relocation allowance of $10,000, $2,000 for accommodations/housing if relocating the US, and $2,000 for transportation expenses. Mr. Kovacocy is entitled to a cash bonus equal to 20% of his annual salary and equity compensation under a “Stock Incentive Program,” as established by the board of directors of the Company. The Kovacocy Employment agreement also provides indemnification, 20 days of paid vacation, and participation in the Company’s employee benefit program, if it has one (which it presently does not), and a severance payment Mr. Kovacocy’s then current annual base salary rate upon the termination of the his employment by the Company without cause or by Mr. Kovacocy for good reason or in the event of a change in control.  As part of the Kovacocy Employment Agreement, Mr. Kovacocy agreed to not compete with the Company, solicit Company customers, or solicit or influence Company employees, consultants or service providers for a period of one year after termination of employment.

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In the past two years, the Company has not entered into any other transaction, nor are there any proposed transactions, in which our directors and officers, or any significant stockholder, or any member of the immediate family of any of the foregoing, had or is to has a direct or indirect material interest.

The Company has material bonuses for executives and key employees but no profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.

The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer.

During the last completed fiscal year, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of October 14, 2020, by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Title of Class	Name of Beneficial Owner (1) (2)	Amount and Nature of Beneficial Ownership (2)	Voting Percentage	Voting Percentage After Offering (6)
Common Stock	Michael Kovacocy	117,434	14.8%	12%
Common Stock	Daniel Serruya, President and Chief Executive Officer and director (3)	117,434	14.8%	12%
Common Stock	Gary Shields	116,667	14.7%	6.9%
Common Stock	Intrepid Management Inc. (4)	45,000	5.6%	4.3%
Common Stock	Amber R Jones Roth IRA (5)	40,000	5.0%	3.8%
Common Stock	Brian Keasberry, Secretary and Treasurer	40,100	5.0%	5.0%
Series A Preferred Stock	Brian Keasberry	1	52.38%	52.38%
All Officers and Directors (2 persons)		157,534	19.9%	16.1%

____________

(1)	Unless otherwise indicated, the stockholder listed possesses sole voting and investment rights with respect to the shares shown, subject to applicable community property laws.

(2)

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting proxy which includes the proxy to vote, or to direct the voting of shares; and (ii) investment proxy, which includes the proxy to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the proxy to vote or the proxy to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.

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(3)	Shares held indirectly by D. Serruya Consulting Ltd.

(4)	Voting and dispositive control held by Alexander Jones.

(5)	Voting and dispositive control held by Amber R. Jones.

(6)	Calculation based upon a successful raising of our maximum offering of 240,000 shares.

The following table sets forth certain information as of August 14, 2017 with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our Series A Preferred Stock; (2) each of our directors, nominees for director and executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at the address of 411 Eastgate Road., Suite A, Henderson, Nevada 89011.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Series A Preferred Stock (1)

Brian Keasberry	Series A Preferred Stock	1	100%
All Directors and Executive Officers as a Group (1 person)		1	100%

____________

(1)	As of the date of this Prospectus, we had a total of 1 share of Series A Preferred Stock issued and outstanding.

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DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 5,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 par value per share. One share of preferred stock has been designated a Series A Preferred Stock.

As of the date of this offering, we have 791,695 shares of common stock outstanding and one Series A Share outstanding.

Common Stock

Voting

Shareholders of our common stock are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

Dividends

Shareholders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company. Shareholders of our common stock are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company.

Liquidation Rights

Shareholders of our common stock do not have preemptive, subscription, or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto.

Preferred Stock

Our Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares comprising any such series subsequent to the issue of shares of that series, to set the designation of any series, and to provide for rights and terms of redemption, conversion, dividends, voting rights, and liquidation preferences of the shares of any such series.

Series A Preferred

The Series A preferred carries a voting right equal to 110% of the total voting rights of the outstanding common stocks. In addition, Brian Keasberry the series A shareholder was elected a director known as the Series A director. The Series A Director must approve any future amendments of the Company’s articles and other activities of the Company.

Anti-dilution Rights

Each of Daniel Serruya, Gary Shields and Michael Kovacocy are party to an agreement by and between each of them and the Company pursuant to which, in connection with the performance of their services to and/or work for the Company, as the case may be, the Company has agreed to issue to each of them, every six months, that number of shares of common stock of the Company so that each of them maintains a common stock percentage ownership of the Company equal to not less than 14.73% of the issued and outstanding shares of the Company on the date of such issuance.

Convertible Promissory Notes

On December 1, 2016, the Company offered and sold a promissory note in the principal sum of $75,000, at an interest rate of 10% per annum, and convertible into shares of common stock of the Company at a rate equal to 55% of the average closing bid price per share for the 20 days prior to conversion.  The promissory note is currently outstanding, matured on December 1, 2017, is currently in default, and the amount due and owing under the note is approximately $90,000, as of the date hereof.   As of September 30, 2020, the note is convertible into 15,293 shares of common stock of the Company.

On March 4, 2017, the Company offered and sold a promissory note in the principal sum of $50,000, at an interest rate of 8% per annum, and convertible into shares of common stock of the Company at a rate equal to 58% of the average closing bid price per share for the 20 days prior to conversion.  The promissory note is currently outstanding, matured on March 4, 2018, is currently in default, and the amount due and owing under the note is approximately $14,751, as of the date hereof.  As of September 30, 2020, the note is convertible into 2,378 shares of common stock of the Company.

On January 1, 2019, the Company offered and sold a promissory note in the principal sum of $200,000, at an interest rate of 12% per annum, and convertible into shares of common stock of the Company at a rate equal to 60% of the average closing bid price per share for the 20 days prior to conversion.  The promissory note is currently outstanding, matured on January 20, 2020, is currently in default, and the amount due and owing under the note is approximately $315,000, as of the date hereof.   As of September 30, 2020, the note is convertible into 49,065 shares of common stock of the Company.

Options

We have no options to purchase shares of our common stock or any other of our securities outstanding as of the date of this prospectus.

Warrants

We have no warrants to purchase shares of our common stock or any other of our securities outstanding as of the date of this Prospectus.

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LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Nevada law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Nevada law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Nevada law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently do not maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

Our transfer agent is Action Stock Transfer. Their mailing address is 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, Utah 84121, and their telephone number is (801) 274-1088.

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our shares of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have up to 1,031,695 outstanding shares of common stock if we complete the maximum offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal about 1115,989,833 shares immediately after this offering, assuming minimum offering size; or

•	the average weekly trading volume of the unrestricted shares of common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

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PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intend to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to their friends and relatives who are interested the Company as a possible investment, so long as the offering is in accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering, on a best-efforts, self-underwritten basis, a range between a minimum of 150,000 shares of its common stock at a price of $40 per share, and a maximum of 240,000 shares of its common stock at a price of $25 per share There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In the event that the offering price, determined upon approval of the Attorney General of the state of New York, is such that to fulfill the Offering the Company will be required to increase the number of authorized shares of common stock, the Board has been authorized to file the appropriate filings with the state of Nevada.

ADDITIONAL INFORMATION ABOUT THE OFFERING

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten percent (10%) of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors must comply with the ten percent (10%) limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two (2) most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $1,100,000;

37

(v)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)

You are a trust with total assets in excess of $1,100,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $1,100,000.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase our Common Stock shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the ten percent (10%) of net worth or annual income limitation on investment in this Offering.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Law Offices of Thomas E. Puzzo, PLLC.

EXPERTS

None.

REPORTS

In accordance with the requirements of Tier 2 of Regulation A+, we will be required to publicly file annual, semiannual, and current event reports with the SEC after the qualification of the offering statement of which this Offering Circular forms a part.

38

PART III EXHIBITS

EXHIBIT INDEX

Exhibit No.	Description	Filed
2.1	Articles of Incorporation	11/8/2011
2.2	Bylaws	11/8/2011
2.3	Certificate of Amendment (Increase Authorized)	7/27/2011
2.4	Certificate of Change (Stock Split)	12/21/2015
2.5	Certificate of Designation of Series A Preferred Stock	6/15/2017
2.6	Certificate of Amendment (Increase in Authorized)	7/26/2017
2.7	Articles of Amendment (Increase Authorized)	*
2.8	Certificate of Change (Stock Split)	*
2.9	Certificate of Designation of Series B Preferred Stock	*
2.10	Certificate of Withdrawal of Certificate of Designation of Series B Preferred Stock	*
2.11	Certificate of Amendment (Name Change)	*
3.1	Agreement by and between the Company and Daniel Serruya	*
3.2	Agreement by and between the Company and Gary Shields	*
3.3	Agreement by and between the Company and Michael Kovacocy	*
6.1	Employment Agreement dated July 1, 2017, by and between Daniel Serruya and the Company.	*
6.2	Employment Agreement dated July 1, 2017, by and between Gary Shields and the Company.	*
6.3	Employment Agreement dated July 1, 2017, by and between Michael Kovacocy and the Company.	*
11.1	Consent of Law Offices of Thomas E. Puzzo, PLLC (Included in Exhibit 12.1)	*
11.2	Consent of the Auditor	*
12.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding legality of the securities covered in this Offering	*

_______

*Filed herewith

39

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Ontario on this 19th day of October 2020 .

By:	/s/ Daniel Serruya
Daniel Serruya
President and Director
Principal Executive Officer, Principal Financial Officer
Gen 2 Technologies Inc.

40

F-1

Reference in this report to “Gen 2 Technologies, Inc,” “BRK,” “BRK, Inc.” “we,” “us,” and “our” refer to Gen 2 Technologies Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand future prospects and make informed investment decisions. This report contains these types of statements. Words such as “may,” “expect,” “believe,” “anticipate,” “estimate,” “project,” or “continue” or comparable terminology used in connection with any discussion of future operating results or financial performance identify forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

F-2

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Directors of BRK, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of BRK, Inc. (the “Company”) as of April 30, 2020 and 2019, the related consolidated statements of operations, changes in stockholder’s deficit, and cash flows for each of the two years in the period ended April 30, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2020 and 2019, and the results of its operations and its cash flows for the each of two years in the period ended April 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

As discussed in Note 3 to the consolidated financial statements, the Company’s negative working capital, continuing operating losses and accumulated deficit raise substantial doubt about its ability to continue as a going concern for a period of one year from the issuance of the consolidated financial statements. Management’s plans are also described in Note 3. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ Boyle CPA, LLC

We have served as the Company’s auditor since 2019

Bayville, NJ

August 19, 2020

361 Hopedale Drive SE	P (732) 822-4427
Bayville, NJ 08721	F (732) 510-0665

F-3

PART I – FINANCIAL INFORMATION

ITEM 1: FINANCIAL STATEMENTS

BRK, INC.

CONSOLIDATED BALANCE SHEETS

	For Years Ended April 30,
	2020	2019
ASSETS

Current assets
Cash and cash equivalents	$18,466	$95,072

Total current assets	18,466	95,072

Deposit to collateralized loan	250,000	-

Total assets	$268,466	$95,072

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued expense	$158,641	$143,445
Accrued compensation - related party	629,918	581,920
Convertible notes payable - related party	--	7,089
Convertible notes payable - net of unamortized discounts	717,100	580,232
Short term debt - net of amortized discount	412,560	215,385
Derivative liabilities	1,916,867	609,023
Total current liabilities	3,835,086	2,137,094

Stockholders’ deficit
Preferred shares, par value $0.001, 1,000,000 shares authorized;
One Series A share issued and outstanding as of April 30, 2019 and none as of 2018, respectively
Common stock, par value $0.001 5,000,000 shares authorized, 250,122 and 507 issued and outstanding as of April 30, 2020, and April 30, 2019 respectively	250	1
Additional paid-in capital	(184,646)	(689,106)
Currency translation	(37,166)	(21,826)
Retained earnings (accumulated deficit)	(3,345,058)	(1,331,089)
Total stockholders’ deficit	(3,566,620)	(2,042,022)

Total liabilities and stockholders’ deficit	$268,466	$95,072

The accompanying notes are an integral part of the consolidated financial statements.

F-4

BRK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For Years Ended April 30,
	2020	2019
Operating expenses:
Selling, general and administrative expenses	$601,879	$476,046
Total operating expense	601,879	476,046

Loss from operations	(601,879)	(476,076)

Other income (expense)
Gain (loss) on extinguishment of debt	(24,253)	(236,266)
Change in fair value of derivative liabilities	(1,307,844)	2,783,726
Currency	2,924	13,483
Interest expense	(42,417)	(25,431)
Total other income (expense)	(1,412,090)	2,535,512

Net income (loss)	$(2,013,969)	$2,059,466

Foreign currency translation adjustment	(15,340)	(21,826)

Comprehensive income (loss)	$(2,059,309)	$2,037,640

Net income (loss) per common share basic and diluted	$(1,097)	$11,778

Weighted average number of common shares outstanding: basic	1,836	173

The accompanying notes are an integral part of the consolidated financial statements.

F-5

BRK, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Years Ended April 30, 2020 and 2019

					Accumulated	Total
			Additional		Other	Stockholders’
	Common Stock		Paid-In	Accumulated	Comprehensive	Equity
	Shares	Amount	Capital	Deficit	Loss	(Deficit)
Balance at April 30, 2018	91	$--	$(1,183,466)	$(3,390,555)	$(7,547)	$(4,490,139)

Common stock issued for debt conversion	416	--	(12,825)	--	--	402,930
Comprehensive income (loss)	--	--	--	--	(14,279)	(14,279)

Net income	--	--	--	2,059,466	--	2,059,466

Balance at April 30 2019	507	--	(689,106)	(1,331,089)	(21,826)	(2,042,022)
Common stock issued for service	44,000	44	(22,000)	--	--	(21,956)
Common stock issued for debt	207,000	206	509,380	--	--	509,587
Common stock issued for payables	--	--	17,080	--	--	17,080
Comprehensive income (loss)	--	--	--	--	(15,340)	(15,340)

Net loss	--	--	---	(2,013,969)	--	(2,013,969)

Balance at April 30, 2020	250,122	$250	$(184,646)	$(3,345,058)	$(37,166)	$(3,566,620)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

BRK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Years Ended April 30,
	2020	2019
Cash Flows From Operating Activities:
Net income (loss)	$(2,013,969)	$2,059,466
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of debt discount	--	72,036
(Gain) loss on derivative liabilities	1,307,844	(2,783,726)
Stock based compensation	(21,956)	--
Gain (loss) on debt forgiveness	(24,253)	236,266
Changes in operating assets and liabilities:
Increase in accounts payable and accrued expense	62,984	--
Prepaid and other current assets	--	(2,590)
Deposit to collateralized loan	(250,000)	--
Increase in accrued compensation - related party	47,998	222,380

Net cash used in operating activities	(891,352)	(96,995)

Cash Flows From Financing Activities:
Repayment notes payable -	(10,414)	--
Repayments of notes- related parties	--	(45,915)
Proceeds from convertible debt	640,000	200,000
Proceeds from notes payable	200,500	45,000

Net cash provided by financing activities	830,086	199,085

Effect of exchange rate on cash	(15,340)	(14,279)

Net change in cash	(76,606)	87,811
Cash at beginning of period	95,072	7,261
Cash at end of period	$18,466	$95,072

SUPPLEMENT DISCLOSURE
Interest paid	$--	$-
Income taxes paid	$--	$--

NON-CASH TRANSACTIONS
Common stock issued for debt conversion	$509,587	$402,930

The accompanying notes are an integral part of the consolidated financial statements.

F-7

BRK, INC.

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION AND ORGANIZATION

BRK, Inc. (“BRK” or the “Company”) was incorporated on May 22, 2008 as a Nevada corporation. The Company has developed a product for the repair of hanging venetian blinds. As part of this development the Company has completed the development and is building a machine to make the parts for blind repair that it is selling. The development and testing of the machine was completed with limited production following and the Company reduced its work in the blind repair kit market space. During the year ended April 30, 2017, the Company terminated the blind repair business and wrote off the equipment related to the line of business.

On December 21, 2015, the Company filed, with the Secretary of State of the State of Nevada, a Certificate of Change, effecting a ten-for-one (10:1) forward split of the Company's issued and outstanding shares of common. The forward split took effect on the over-the-counter markets on January 12, 2016. All share and per share amounts herein have been retroactively adjusted to reflect the forward stock split.

On May 6, 2016, the Company acquired intangible assets from ISee Automation for 5,000,000 shares of common stock with a fair market value of $1,600,000 based on the Company’s stock price at the date of issuance. The intangible assets consist of a patent application and related know-how, technology and plans to commercialization related to covers the placement of video cameras and supporting equipment into helmets used by various athletics such as hockey. Life video can then be transmitted from the player’s helmet in real time for display on sports events broadcasts. The Company received the RefCam helmets produced by a third party and used the devises to broadcast various hockey events.

On September 28, 2016, the Company incorporated, in the state of Washington, a wholly owned subsidiary ISEE Sports Inc. Since inception, the subsidiary has not been operational or financially active.

On or about February 27, 2017, Christopher Stramacchia, President of iSee Automation, notified the Company that it believes that iSee Automation terminated the Agreement for Services. The Company believes that there is no basis in law or equity for iSee Automation to unilaterally decide to terminate the Agreement for Services and plans to enforce its rights thereunder. Since their usage, the helmets and their transmitting devices have been held without permission by ISee Automation. On March 27, 2018, the Company received a default judgement against ISee Automation Inc in the US District Court, Western District of Washington (Case No C17-1715JLR)

As of April 30, 2017, ISee Automation was holding the Helmets and transmission equipment. Based on the lack of access to the Equipment the Company has elected to impair the assets related to the ISee Automation agreement resulting is an amortization charge of $105,133 and impairment of intangible assets of $1,494,867 for the intellectual property.

On June 15, 2017, the Company designated and issued one Series A preferred share. Each share of Series A preferred is entitled to voting rights and power equal to 110% of the total outstanding shares of common stock in the Company. In addition the Company created a special director which is called the Series A Director and the director class will continue as long as there is a Series A share outstanding. The Series A share hold approval on any change in the designation and certain parts of the articles of the Company.

On June 15, 2017 the Company increased total authorized shares to 2,001,000,000, par value $0.001 per share with the total number of authorized common shares to be 2,000,000,000 and total number of authorized preferred shares to be 1,000,000.

On July 25, 2017, the Company incorporated 10337188 Canada, Inc as a wholly owned subsidiary.

On September 20, 2019, the Company increased its number of authorized shares to 5,001,000,000 of which 5,000,000,000 common shares and 1,000,000 preferred shares all par value $0.001.

F-8

On March 30, 2020, the Company effected a reverse split of its common shares of 1 new share for each 1,000,000 shares. The Company reduces the number of authorized shares to 5,000,000 common and 1,000,000 preferred.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements. It is the opinion of management that all adjustments necessary to make the financial statements not misleading have been included in these financial statements

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries ISee Sports, Inc. and 10337188 Canada, Inc. All material intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

BRK considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Foreign currency translation

The Company’s functional and reporting currency is in U.S. dollars. The consolidated financial statements of the Company are translated to U.S. dollars in accordance with ASC 830-30, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Inventories

Inventories consisting of finished goods, are stated at the lower of cost of market using the first-in; first-out (FIFO) cost method of accounting. The Company did not have any inventory at April 30, 2020 and 2019.

Revenue Recognition

The Company did not receive any revenue during the years ended April 30, 2020 and 2019

Property, Equipment and Intangible Assets

Property and equipment are carried at cost, less accumulated depreciation. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Intangible assets consist of a patent application purchased and is carried at cost, less accumulated amortization. Depreciation and amortization is provided principally on the straight-line basis method over the estimated useful lives of the assets which is estimated at 36 months. Patent applications submitted after June 8, 1995 have duration of 20 years. Due to the potential changes in technology the Company has elected to amortize the patent application over 15 years.

F-9

Impairment of long-lived assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value. (See Note 9–Impairment of Assets)

Basic and diluted net income per share

Basic and diluted net income per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted net income per share is the same due to the net loss in years ended April 30, 2020 and 2019

Income Taxes

BRK recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. BRK provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses and shareholder loans. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Financial assets and liabilities recorded at fair value in our condensed consolidated balance sheets are categorized based upon a fair value hierarchy established by GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1— Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2— Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable and can be corroborated by observable market data.

Level 3— Inputs reflecting management’s best estimates and assumptions of what market participants would use in pricing assets or liabilities at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company analyzed the conversion option for derivative accounting and beneficial conversion features consideration and noted one variable convertible note qualified as a derivative and thus tainted the fixed conversion notes requiring the notes to accounted for as derivative liabilities

F-10

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of April 30, 2019 and 2018:

	Level 1	Level 2	Level 3	Total
As of April 30, 2019	$--	$--	$--	$--
Assets
None
Liabilities
Derivative liability	$-	$-	609,023	$609,023
Asset
As of April 30, 2020
None
Liabilities
Derivative liability	$--	$--	$1,916,867	$1,916,867

Beneficial Conversion Features

The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the common shares at the commitment date to be received upon conversion.

Recently Issued Accounting Pronouncements

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. The ASU was issued to address the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. The ASU, among other things, eliminates the need to consider the effects of down round features when analyzing convertible debt, warrants and other financing instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. The amendments are effective for fiscal years beginning after December 15, 2018, and should be applied retrospectively. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the implementation date and the impact of this amendment on its financial statements.

NOTE 3 - GOING CONCERN

As shown in the accompanying financial statements, BRK has an accumulated deficit of $1,331,089 and $3,345,058 and negative working capital of $2,042,022 and $3,816,620 as of April 30, 2019 and 2020, respectively. Unless profitability and increases in stockholders’ equity continues, these conditions raise substantial doubt as to BRK’s ability to continue as a going concern. The April 30, 2019 and 2020 financial statements do not include any adjustments that might be necessary if BRK is unable to continue as a going concern. Management plans to continue to raise funds through debt and equity financing to grow the business to profitability.

NOTE 4 - REVENUE

The Company had no revenue for year ended April 30, 2020 and 2019.

F-11

NOTE 5 – RELATED PARTY TRANSACTIONS

On June 15, 2017, the Company designated one share of preferred stock as Series A preferred at a par value of $0.001. The series A preferred carries a voting right equal to 110% of the total voting rights of the outstanding common stocks. In addition, the series A shareholders can elect a director. The Series A director must approve any future amendments of the Company’s articles and other activities of the Company. Brian Keasberry was granted one share of Series A preferred stock on June 15, 2017. The fair value of the series A preferred share was independently valued at $237,630 and was accounted for as stock based compensation.

During the year ended April 30, 2019 the Company repaid a related party $45,915.

The total compensation for the officers and director of the Company for the years ended April 30, 2019 and 2020 was $275,600 and $275,150, respectively.

As of April 30, 2019 and 2020, the Company has accrued $581,920 and $629,918, respectively, in unpaid fees to the officers.

NOTE 6 – EQUITY

Common

During May 1, 2018 through April 30, 2019 the Company issued 415shares of common stock to seven different entities with a value of $402,930 for the conversion of convertible debt.

During the year ended April 30, 2020 the Company issued 44,000 shares of common stock with a value of $22.044 for service.

During the year ended April 30, 2020 the Company issued 207,000 shares of common stock with a value of $509,587 for conversion of convertible debt.

Preferred

On June 15, 2017, the Company designated one share of preferred stock as Series A preferred at a par value of $0.001. The series A preferred carries a voting right equal to 110% of the total voting rights of the outstanding common stocks. In addition, the series A shareholders can elect a director. The Series A director must approve any future amendments of the Company’s articles and other activities of the Company. Brian Keasberry was granted one share of Series A preferred stock on June 15, 2017. The fair value of the series A preferred share was independently valued at $237,630 and was accounted for as stock based compensation.

NOTE 7 – NOTES PAYABLE

During the year ended April 30, 2020 the Company received $202,175 in Notes payable and repaid $12,089.

As of April 30, 2019, the Company had outstanding notes payable of $412,560 to third parties.

NOTE 8 – CONVERTIBLE NOTES

The Company analyzed the conversion option for derivative accounting and beneficial conversion features consideration under ASC 815-15 “Derivatives and Hedging” and ASC 470-20 “Convertible Securities with Beneficial Conversion Features” and noted one variable convertible note qualified plus tainted the fixed conversion notes requiring the notes to accounted for as derivative liabilities. (See Note 8 - Fair Value Measurement)

On July 5, 2017, ISee Sports Inc., a wholly owned subsidiary of the Company issued a $20,000 convertible note to one individual for cash. The convertible note bears interest at 8% per annum, matures on July 4, 2019 and is convertible at the note holders option into shares of the subsidiary ISee sports, Inc at $1.00 per share or into shares of the parent BRK, Inc., at 60% of the average closing price of the common stock of BRK for 10 days immediately prior to conversion.

F-12

On August 28, 2018, the Company entered into a Settlement Agreement and Stipulation with Continuation Capital, Inc. (CCI) under section 3(a)(10) for the Securities act of 1933 whereas CCI will purchase directly from various creditors of the Company $169,131.28 of payables and debt. Under the terms of the agreement the debt purchase will occur in six tranches each tranche being 20 days apart subject to the conversion and issuance of the Company’s shares for the previous tranche per the agreement. The value of the shares to be issued for the debt conversion will be a discount to the lowest trading price 20 days prior to the request of conversion by CCI. In addition the Company will initially issue to CCI 1,699,235 shares for settlement fees. The Agreement was subject to a court order approving the fairness under the act. The Twelfth Judicial Circuit court for Sarasota County Florida(Case No 2018 CA 4600 NC) ordered and adjudged the settlement agreement being approved on August 29, 2018.

On February 18, 2020, the Company signed an original Convertible note for $300,000 which was amended on March 31, 2020 to $540,000. Under the terms of the Company will pay back the note with 50% of an anticipated registration A offering. In addition, the Company deposited $250,000 into a stock trading account of the note holder with the fund being used to buy publicly traded shares of the Company in the public market. The funds and shares are pledged as collateral against the note.

As of April 30, 2019 and 2020 the Company owed net of unamortized discount of $580,232 and $717,100 respectively, in non-related party convertible promissory notes.

NOTE 10 – FAIR VALUE MEASUREMENTS AND DERIVATIVE LIABILITIES

As defined in (Financial Accounting Standards Board ASC 820), fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilized the market data of similar entities in its industry or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 - Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date and includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

F-13

The Company analyzed the conversion option for derivative accounting and beneficial conversion features consideration and noted one variable convertible note qualified as a derivative and thus tainted the fixed conversion notes requiring the notes to accounted for as derivative liabilities

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value as April 30, 2019 and 2020.

Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total

LIABILITIES:
Derivative liabilities as of April 30,2018	$--	$--	$3,392,749	$3,392,749

Derivative liabilities as of April 30, 2019	$--	$-	$609,023	$609,023

Derivative liability as of April 30, 2020	$--	$--	$1,916,867	$1,916,867

As of April 30, 2020 and 2019, the aggregate fair value of the outstanding derivative liabilities was $1,916,869 and $609,023, respectively. For the year ended April 30, 2019, the change of fair value was $2,783,726 and the net loss for the same period in 2020 was $1,307,844 , respectively.

The Company estimated the fair value of the derivative liabilities using the Black Scholes option pricing model using the following key assumptions during the year ended April 30, 2018:

Expected Dividend	0%
Expected terms	.01-2.00
Volatility	331%
Risk free rate	1.25%

The following table represents the change in the fair value of the derivative liabilities during the years ended April 30, 2019 and 2020,

Fair value of derivative liabilities as of April 30, 2018	$3,392,749
Change in fair value of derivative	(2,783,726)

Fair value of derivative liabilities as of April 30, 2019	$609,023
Change in fair value of derivative	1,307,844

Fair value of derivative liability as of April 30, 2020	$1,916,867

NOTE 11 – COMMITMENTS AND CONTINGENCIES

On July 25, 2016, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, disclosing, among other things, that pursuant to the terms and conditions that certain Patent Assignment and Technology Transfer Agreement (the “Patent Assignment and Technology Transfer Agreement”), dated May 6, 2016, by and between BRK, Inc., a Nevada corporation (the “Company”) and iSee Automation Inc., a federal Canada corporation (“iSee Automation”), the Company purchased U.S. Patent Application No. 15/079,847, “Helmet System” (the “Patent”) and related technology for a helmet camera system, including intellectual property covered by the Patent. The Patent covers technology designed to wirelessly transmit video images from a small, mobile camera to live broadcast (the “Helmet Camera and Broadcast Technology”).

F-14

Pursuant to the terms and conditions of the Patent Assignment and Technology Transfer Agreement, the Company issued 5,000,000 shares of common stock to iSee Automation.

The U.S. U.S. Patent and Trademark Office subsequently published an Assignment of Abstract of Title, date record July 13, 2017, for conveyance of the Patent from iSee Automation Inc. to BRK, Inc.

In connection with the acquisition of the Patent, the Company also entered into that certain Revenue Assignment and Benefit Transfer Agreement, dated September 16, 2016, by and between the Company and iSee Automation (the “Revenue Assignment Agreement”). Under the Revenue Assignment Agreement, iSee Automation is obligated to “deliver to the Company any and all revenues obtained by iSee Automation based on the Helmet Camera patent application previously purchased by BRK from iSee Automation under the Patent Assignment and Technology Transfer Agreement via wire transfer or via direct delivery from customers.

Although we have clear title to and no restrictions to use our intellectual property, disputes may arise regarding the Revenue Transfer Agreement, including but not limited to, the scope and duration of payment of royalties’ other interpretation-related issues.

On May 17, 2016, the Company entered into that certain Agreement for Services, dated May 17, 2016, by and among the Company, iSee Automation Inc. (Ontario), and Christopher Stramacchia. Pursuant to the terms and conditions of the Agreement for Services, “[any patents derived from the research done jointly and severally by all the above named parties shall be the property of BRK, Inc.,” in consideration for the Company paying $10,000 to iSee Automation (Michigan), which $10,000 the Company paid to iSee Automation (Michigan) on or about May 17, 2016.

On or about February 27, 2017, Christopher Stramacchia, President of iSee Automation, notified the Company that it believes that iSee Automation terminated the Agreement for Services. The Company believes that there is no basis in law or equity for iSee Automation to unilaterally decide to terminate the Agreement for Services and plans to enforce its rights thereunder.

On or about February 28, 2017, Christopher Stramacchia, President of iSee Automation, notified the Company that it believes that iSee Automation terminated the Revenue Assignment Agreement. The Company believes that there is no basis in law or equity for iSee Automation to unilaterally decide to terminate the Revenue Assignment Agreement and plans to enforce its rights thereunder. On March 27, 2018, the Company received a default judgement against ISee Automation Inc in the US District Court, Western District of Washington (Case No C17-1715JLR)

NOTE 12 - SUBSEQUENT EVENTS

On June 1, 2020, the Company filed an amendment to their articles of incorporation reducing the number of authorized shares to 6,000,000 of which 5,000,000 are common shares and 1,000,000 are preferred shares both par value $0.001 per share.

On June 4, 2020, the Company issued 12,250 shares of common stock with a value of $3,062 for convertible debt.

On June 8, 2020, the Company issued 351,000 shares of Common stock with a value of $1,058,062 for service.

The Company has evaluated subsequent events to determine events occurring after April 30, 2020 through August 19, 2020 that would have a material impact on the Company’s financial results or require disclosure and have determined none exist.

F-15

BRK, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 31, 2020	April 30, 2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4.956	$18,466
Advance receivable

Total current assets	$4,946	18,466

Deposit to collateralized loan	250,000	250,000
Total assets	$254,956	$268,466

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued expense	$168,261	$158,641
Accrued compensation - related party	160,435	629,910
Convertible notes payable - net of unamortized discounts	732,388	717,100
Short term debt	412,560	412,560
Derivative liabilities	1,384,698	1,916,867
Total current liabilities	2,858,342	3,835,086

Stockholders’ deficit
Preferred shares, par value $0.001, 1,000,000 shares authorized;
One Series A share issued and outstanding as of July 31, 2020 and April 30, 2020, respectively
Common stock, par value $0.001, 5,000,000 shares authorized, 613,830 and 250,122 and issued and outstanding as of July 31, 2020, and April 30, 2019 respectively	614	250
Additional paid-in capital	968,055	(184,646)
Currency translation	(36,639)	(37,166)
Retained earnings (accumulated deficit)	(3,535,416	(3,345,058)
Total stockholders’ deficit	(2,603,386)	(3,566,620)

Total liabilities and stockholders’ deficit	$254,956	$268,466

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-16

BRK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

	For Three Months Ended July 31,
	2020	2019

Operating expenses:
Selling, general and administrative expenses	$535,314	$171,101
Total operating expense	535,314	171,101

Loss from operations	(535,314)	(171,101)

Other income (expense)
Gain (loss) on extinguishment of debt		(51,850)
Financing costs	(177,150)
Change in fair value of derivative liabilities	532,169	461,326
Currency	(1,834)	17,510
Interest expense	(8,229)	(2,495)
Total other income (expense)	344,956	424,041

Net income (loss)	(190,358)	252,940

Foreign currency translation adjustment	527	(20,156)

Comprehensive gain (loss)	$(189,831)	$232,784

Net loss per common share basic and diluted	$(0.42)	$3,278.65

Weighted average number of common shares outstanding:	452,725	91

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-17

BRK, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Three Months  Ended July 31, 2020 and 2019

(Unaudited)

					Accumulated	Total
			Additional		Other	Stockholders’
	Common Stock		Paid-In	Accumulated	Comprehensive	Equity
	Shares	Amount	Capital	Deficit	Loss	(Deficit)
Balance at April 30, 2019	507	5	(1,196,291)	(1,331,089)	(21,826)	(2,042,022)
Common stock issued for debt	1,040	1,040,402	(684,220)	--	--	356,182
Commons stock issued for service	44	44	(22,000)	--	--	22,000
Comprehensive gain (loss)	--	--	--	--	(20,156)	(20,156)
Reverse of common shares	--	--	1,062,402	--	--	1,062,402

Net income	--	--	--	252,940	--	252,940

Balance at July 31, 2019	1,591	2	(840,109)	(1,078,149)	(41,982)	(1,431,056)

Balance at April 30, 2020	250,122	250	(184,646)	(3,345,058)	(37,166)	(3,566,620)
Common stock issued for service	178,125	178	655,823	--	--	656,001
Common stock issued for debt	12,250	13	3,050	--	--	3,063)
Common stock issued for Ap- related parties	173,333	173	493,828	--	--	494,001
Comprehensive gain (loss)	--	--	--		527	527

Net loss	--	--	--	(190,358)	--	(190,358)

Balance at July 31, 2020	613,830	$614	$968,055	$(3,535,416)	$(36,639)	$(2,603,386)

The accompanying notes are an integral part of these consolidated financial statements.

F-18

BRK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For Three Months Ended July 30,
	2020	2019
Cash Flows From Operating Activities:
Net income(loss)	$(190,358)	$252,940
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of debt discount
(Gain) loss on derivative liabilities	(532,169)	(361,326)
Stock based compensation	635,000	21,500
Changes in operating assets and liabilities:
Increase in accounts payable and accrued expense	10,371	(6,057)
Increase in accrued compensation - related party	24.519	62,550

Net cash used in operating activities	(14.037)	(130,393)

Cash Flows From Financing Activities:
Repayments of notes	--	(4,800)
Proceeds from convertible debt	--	60,653
	--
Net cash provided by financing activities		55,853

Effect of exchange rate on cash	527	(20,156)

Net change in cash	(13,510)	(94,696)
Cash at beginning of period	18,468	95,072
Cash at end of period	$4,956	$376

SUPPLEMENT DISCLOSURE
Interest paid	$--	$-
Income taxes paid	-	-

NON-CASH TRANSACTIONS
Common stock issued for debt conversion	$3,063	$356,682
Commons tock issued for accrued payables – related parties	$494,002	$--

The accompanying notes are an integral part of the unaudited consolidated financial statements.

F-19

BRK, INC.

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION AND ORGANIZATION

BRK, Inc. (“BRK” or the “Company”) was incorporated on May 22, 2008 as a Nevada corporation. The Company has developed a product for the repair of hanging venetian blinds. As part of this development the Company has completed the development and is building a machine to make the parts for blind repair that it is selling. The development and testing of the machine was completed with limited production following and the Company reduced its work in the blind repair kit market space. During the year ended April 30, 2017, the Company terminated the blind repair business and wrote off the equipment related to the line of business.

On December 21, 2015, the Company filed, with the Secretary of State of the State of Nevada, a Certificate of Change, effecting a ten-for-one (10:1) forward split of the Company's issued and outstanding shares of common. The forward split took effect on the over-the-counter markets on January 12, 2016. All share and per share amounts herein have been retroactively adjusted to reflect the forward stock split.

On May 6, 2016, the Company acquired intangible assets from ISee Automation for 5,000,000 shares of common stock with a fair market value of $1,600,000 based on the Company’s stock price at the date of issuance. The intangible assets consist of a patent application and related know-how, technology and plans to commercialization related to covers the placement of video cameras and supporting equipment into helmets used by various athletics such as hockey. Life video can then be transmitted from the player’s helmet in real time for display on sports events broadcasts. The Company received the RefCam helmets produced by a third party and used the devises to broadcast various hockey events.

On September 28, 2016, the Company incorporated, in the state of Washington, a wholly owned subsidiary ISEE Sports Inc. Since inception, the subsidiary has not been operational or financially active.

On or about February 27, 2017, Christopher Stramacchia, President of iSee Automation, notified the Company that it believes that iSee Automation terminated the Agreement for Services. The Company believes that there is no basis in law or equity for iSee Automation to unilaterally decide to terminate the Agreement for Services and plans to enforce its rights thereunder. Since their usage, the helmets and their transmitting devices have been held without permission by ISee Automation. On March 27, 2018, the Company received a default judgement against ISee Automation Inc in the US District Court, Western District of Washington (Case No C17-1715JLR)

As of April 30, 2017, ISee Automation was holding the Helmets and transmission equipment. Based on the lack of access to the Equipment the Company has elected to impair the assets related to the ISee Automation agreement resulting is an amortization charge of $105,133 and impairment of intangible assets of $1,494,867 for the intellectual property.

On June 15, 2017, the Company designated and issued one Series A preferred share. Each share of Series A preferred is entitled to voting rights and power equal to 110% of the total outstanding shares of common stock in the Company. In addition the Company created a special director which is called the Series A Director and the director class will continue as long as there is a Series A share outstanding. The Series A share hold approval on any change in the designation and certain parts of the articles of the Company.

On June 15, 2017 the Company increased total authorized shares to 2,001,000,000, par value $0.001 per share with the total number of authorized common shares to be 2,000,000,000 and total number of authorized preferred shares to be 1,000,000.

On July 25, 2017, the Company incorporated 10337188 Canada, Inc as a wholly owned subsidiary.

F-20

On September 20, 2019, the Company increased its number of authorized shares to 5,001,000,000 of which 5,000,000,000 common shares and 1,000,000 preferred shares all par value $0.001.

On March 30, 2020, the Company effected a reverse split of its common shares of 1 new share for each 1,000,000 shares. The Company reduces the number of authorized shares to 5,000,000 common and 1,000,000 preferred.

NOTE 2 - SIGNIFICANT ACCOUNTIG POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements. It is the opinion of management that all adjustments necessary to make the financial statements not misleading have been included in these financial statements

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly-owned subsidiary ISee Sports, Inc. All material intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

BRK considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Foreign currency translation

The Company’s functional and reporting currency is in U.S. dollars. The consolidated financial statements of the Company are translated to U.S. dollars in accordance with ASC 830-30, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Inventories

Inventories consisting of finished goods, are stated at the lower of cost of market using the first-in; first-out (FIFO) cost method of accounting.

Revenue Recognition

The Company did not receive any revenue during the Three months ended July 31, 2020 and 2019

F-21

Property, Equipment and Intangible Assets

Property and equipment are carried at cost, less accumulated depreciation. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Intangible assets consist of a patent application purchased and is carried at cost, less accumulated amortization. Depreciation and amortization is provided principally on the straight-line basis method over the estimated useful lives of the assets which is estimated at 36 months. Patent applications submitted after June 8, 1995 have duration of 20 years. Due to the potential changes in technology the Company has elected to amortize the patent application over 15 years.

Impairment of long-lived assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value. (See Note 9–Impairment of Assets)

Basic and diluted net income per share

Basic and diluted net income per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted net income per share is the same due to the net loss in the three months ended July 31, 2020 and 2019.

Income Taxes

BRK recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. BRK provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses and shareholder loans. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Financial assets and liabilities recorded at fair value in our condensed consolidated balance sheets are categorized based upon a fair value hierarchy established by GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1— Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2— Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable and can be corroborated by observable market data.

Level 3— Inputs reflecting management’s best estimates and assumptions of what market participants would use in pricing assets or liabilities at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

F-22

The Company analyzed the conversion option for derivative accounting and beneficial conversion features consideration and noted one variable convertible note qualified as a derivative and thus tainted the fixed conversion notes requiring the notes to accounted for as derivative liabilities

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of July 31, 2020 and April 30, 2020

	Level 1	Level 2	Level 3	Total
As of April 30, 2020
Assets
None
Liabilities
Derivative liability	$-	$-	$1,916,867	$1,916,867
Asset
As of April 30, 2020
None
Liabilities
Derivative liability	$--	$--	$1,916,867	$1,916,867

Beneficial Conversion Features

The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the common shares at the commitment date to be received upon conversion.

Recently Issued Accounting Pronouncements

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. The ASU was issued to address the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. The ASU, among other things, eliminates the need to consider the effects of down round features when analyzing convertible debt, warrants and other financing instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. The amendments are effective for fiscal years beginning after December 15, 2018, and should be applied retrospectively. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the implementation date and the impact of this amendment on its financial statements.

NOTE 3 - GOING CONCERN

As shown in the accompanying financial statements, BRK has an accumulated deficit of $3,535,416 and $3,345,058 and negative working capital of $2,853,396and $3,816,620 as of July 31, 2020 and April 30, 2020, respectively. Unless profitability and increases in stockholders’ equity continues, these conditions raise substantial doubt as to BRK’s ability to continue as a going concern. The July 31, 2020 and April 30, 2020 financial statements do not include any adjustments that might be necessary if BRK is unable to continue as a going concern. Management plans to continue to raise funds through debt and equity financing to grow the business to profitability.

F-23

NOTE 4 - REVENUE

The Company had no revenue for the three months ended July 31, 2020 and 2019.

NOTE 5– RELATED PARTY TRANSACTIONS

On June 15, 2017, the Company designated one share of preferred stock as Series A preferred at a par value of $0.001. The series A preferred carries a voting right equal to 110% of the total voting rights of the outstanding common stocks. In addition, the series A shareholders can elect a director. The Series A director must approve any future amendments of the Company’s articles and other activities of the Company. Brian Keasberry was granted one share of Series A preferred stock on June 15, 2017. The fair value of the series A preferred share was independently valued at $237,630 and was accounted for as stock based compensation.

On June 8, 2020 three related parties converted $494,001 of accrued compensation into 493,828 shares of common stock

The total accrued compensation for the officers and director of the Company as of July 31, 2020 and April 30, 2020 was $160,435 and $629,910, respectively

NOTE 6 – EQUITY

Common

During May 1, 2019 through July 31, 2019 the Company issued 1,040,401,640 shares of common stock with a value of $356,182 for the conversion of convertible debt.

During May 1, 2019 through July 31, 2019 the Company issued 44,000,000 shares of common stock with a value of $22,000 for service

On June 8, 2020 three related parties converted $494,001 of accrued compensation into 493,828 shares of common stock.

During the quarter ended July 31, 2020 the Company issued 178,125 shares of common stock to four individuals with a value of $656,001 for service.

During the three months ended July 31, 2020 the Company issued 12,250 shares of common stock for the conversion of debt with a value of $3,063.

Preferred

On June 15, 2017, the Company designated one share of preferred stock as Series A preferred at a par value of $0.001. The series A preferred carries a voting right equal to 110% of the total voting rights of the outstanding common stocks. In addition, the series A shareholders can elect a director. The Series A director must approve any future amendments of the Company’s articles and other activities of the Company. Brian Keasberry was granted one share of Series A preferred stock on June 15, 2017. The fair value of the series A preferred share was independently valued at $237,630 and was accounted for as stock based compensation.

NOTE 7 – NOTES PAYABLE

As of July 31, 2020, the Company had outstanding notes payable of $412,560 to third parties compared to $412,500 as of April 30, 2020.

F-24

NOTE 8 – CONVERTIBLE NOTES

The Company analyzed the conversion option for derivative accounting and beneficial conversion features consideration under ASC 815-15 “Derivatives and Hedging” and ASC 470-20 “Convertible Securities with Beneficial Conversion Features” and noted one variable convertible note qualified plus tainted the fixed conversion notes requiring the notes to accounted for as derivative liabilities. (See Note 8 - Fair Value Measurement)

As of July 31,2020 and April 30, 2019 the Company owed net of unamortized discount of $732,388 and $717,100. respectively, in non-related party convertible promissory notes.

NOTE 10 – FAIR VALUE MEASUREMENTS AND DERIVATIVE LIABILITIES

As defined in (Financial Accounting Standards Board ASC 820), fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilized the market data of similar entities in its industry or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 - Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date and includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company analyzed the conversion option for derivative accounting and beneficial conversion features consideration and noted one variable convertible note qualified as a derivative and thus tainted the fixed conversion notes requiring the notes to accounted for as derivative liabilities

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The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value as July 31, 2020 and April 30, 2020.

Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total

LIABILITIES:
Derivative liabilities as of April 30, 2020	$--	$-	$1,916,867	$1,916,867

Derivative liability as of July 31, 2020	$--	$--	$1,384,698	$1,384,698

As of July 31, 2020 and April 30, 2020, the aggregate fair value of the outstanding derivative liabilities was $1,384,698 and $1,916,867, respectively. For the three months ended July 31, 2020, the net gain on the change of fair value was $532,169.

The Company estimated the fair value of the derivative liabilities using the Black Scholes option pricing model using the following key assumptions during the Three months ended July 31, 2020::

Expected Dividend	0%
Expected terms	.2.00
Volatility	333%
Risk free rate	1.25%

The following table represents the change in the fair value of the derivative liabilities during the year ended April 30, 2019 and nine months period ended January 31, 2020,

Fair value of derivative liabilities as of April 30, 2020	$1,916,867
Change in fair value of derivative	(532,169)
Fair value of derivative liabilities as of July 31, 2020	$1,384,698

NOTE 11 – COMMITMENTS AND CONTINGENCIES

On July 25, 2016, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, disclosing, among other things, that pursuant to the terms and conditions that certain Patent Assignment and Technology Transfer Agreement (the “Patent Assignment and Technology Transfer Agreement”), dated May 6, 2016, by and between BRK, Inc., a Nevada corporation (the “Company”) and iSee Automation Inc., a federal Canada corporation (“iSee Automation”), the Company purchased U.S. Patent Application No. 15/079,847, “Helmet System” (the “Patent”) and related technology for a helmet camera system, including intellectual property covered by the Patent. The Patent covers technology designed to wirelessly transmit video images from a small, mobile camera to live broadcast (the “Helmet Camera and Broadcast Technology”).

Pursuant to the terms and conditions of the Patent Assignment and Technology Transfer Agreement, the Company issued 5,000,000 shares of common stock to iSee Automation.

The U.S. U.S. Patent and Trademark Office subsequently published an Assignment of Abstract of Title, date record July 13, 2017, for conveyance of the Patent from iSee Automation Inc. to BRK, Inc.

In connection with the acquisition of the Patent, the Company also entered into that certain Revenue Assignment and Benefit Transfer Agreement, dated September 16, 2016, by and between the Company and iSee Automation (the “Revenue Assignment Agreement”). Under the Revenue Assignment Agreement, iSee Automation is obligated to “deliver to the Company any and all revenues obtained by iSee Automation based on the Helmet Camera patent application previously purchased by BRK from iSee Automation under the Patent Assignment and Technology Transfer Agreement via wire transfer or via direct delivery from customers.

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Although we have clear title to and no restrictions to use our intellectual property, disputes may arise regarding the Revenue Transfer Agreement, including but not limited to, the scope and duration of payment of royalties’ other interpretation-related issues.

On May 17, 2016, the Company entered into that certain Agreement for Services, dated May 17, 2016, by and among the Company, iSee Automation Inc. (Ontario), and Christopher Stramacchia. Pursuant to the terms and conditions of the Agreement for Services, “[any patents derived from the research done jointly and severally by all the above named parties shall be the property of BRK, Inc.,” in consideration for the Company paying $10,000 to iSee Automation (Michigan), which $10,000 the Company paid to iSee Automation (Michigan) on or about May 17, 2016.

On or about February 27, 2017, Christopher Stramacchia, President of iSee Automation, notified the Company that it believes that iSee Automation terminated the Agreement for Services. The Company believes that there is no basis in law or equity for iSee Automation to unilaterally decide to terminate the Agreement for Services and plans to enforce its rights thereunder.

On or about February 28, 2017, Christopher Stramacchia, President of iSee Automation, notified the Company that it believes that iSee Automation terminated the Revenue Assignment Agreement. The Company believes that there is no basis in law or equity for iSee Automation to unilaterally decide to terminate the Revenue Assignment Agreement and plans to enforce its rights thereunder. On March 27, 2018, the Company received a default judgement against ISee Automation Inc in the US District Court, Western District of Washington (Case No C17-1715JLR)

NOTE 12 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events to determine events occurring after July 31, 2020 through September 15, 2020 that would have a material impact on the Company’s financial results or require disclosure and have determined none exist.

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